Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENDEAVOR GATHERING LLC

(a Delaware limited liability company)

Dated to be Effective

as of 10:00 a.m. Central Standard Time

on November 1, 2009

by and between

KINDER MORGAN ENDEAVOR LLC

and

GMX RESOURCES INC.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibit A:	Ownership Information
Schedule 1:	Approved Contracts
Schedule 2:	Approved Affiliate Contracts
Schedule 6.2	List of Initial Board Members and Initial Alternate Board Members
Schedule 6.9	List of Initial Officer Appointees
Schedule 9.3(a)	Form of Monthly Financial Information

-iv-

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ENDEAVOR GATHERING LLC

(a Delaware limited liability company)

This Amended and Restated Limited Liability Company Agreement of Endeavor Gathering LLC, dated to be effective as of 10:00 a.m. Central Standard Time on November 1, 2009 (the “Effective Date”), is (a) adopted by the Members (as defined below) and (b) executed and agreed to, for good and valuable consideration, by the Members.

WHEREAS, the Company was formed as a limited liability company pursuant to the Act (as defined below) by filing a Certificate of Formation with the Secretary of State of Delaware on September 4, 2009 (the “Formation Date”).

WHEREAS, the initial member of the Company adopted a Limited Liability Company Agreement for the Company as of September 4, 2009 (the “Original Agreement”).

WHEREAS, the Members wish to enter into this Agreement (as defined below) to, among other things, (a) amend and restate the Original Agreement in its entirety, (b) provide for the management of the Company and (c) set forth their respective rights and obligations.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby confirmed and acknowledged), the Members stipulate and agree, as follows:

ARTICLE I

DEFINITIONS

1.1 Specific Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, a deficit balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit from such Capital Account the items described in Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person in question.

“Affiliate Contract” has the meaning set forth in Section 6.11.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company (including any schedules, exhibits or attachments hereto), as amended, supplemented or otherwise modified from time to time.

“Alternate Board Member” has the meaning set forth in Section 6.2(a).

“Approved Affiliate Contract” means each of the agreements set forth on Schedule 2 attached hereto.

“Approved Contract” means each of the agreements set forth on Schedule 1 attached hereto.

“Arbitrator” has the meaning set forth in Section 13.15(c).

“Arbitration Notice” has the meaning set forth in Section 13.15(b)(iv).

“Assignment of Contract Rights” means that certain Assignment of Contract Rights dated as of the Effective Date by and among the Company, GMX and Endeavor Pipeline Inc.

“Available Cash from Operations” means, with respect to any Quarter ending prior to the dissolution or liquidation of the Company, an amount equal to:

(a) the sum of all cash and cash equivalents of the Company on hand at the end of such Quarter, less

(b) the amount of any Reserve.

Notwithstanding the foregoing, “Available Cash from Operations” with respect to the Quarter in which a liquidation or dissolution of the Company occurs and any subsequent Quarter shall be deemed to equal zero.

“Bankrupt Member” means any Member:

(a) that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer seeking for such Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents, or acquiesces to the appointment of a trustee, receiver, or liquidator of such Member or of all or any substantial part of such Member’s properties;

(b) against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and 90 days have expired without dismissal thereof or with respect to which, without such Member’s consent or acquiescence, a trustee, receiver, or liquidator of such Member or of all or any substantial part of such Member’s properties has been appointed and 60 days have expired without such appointments having been vacated or stayed, or 60 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated;

(c) that otherwise becomes bankrupt or insolvent (however evidenced); or

(d) that is unable to pay its debts as and when they become due.

“Board” has the meaning set forth in Section 6.1.

“Board Member” means the natural person appointed to the Board pursuant to Section 6.2(a).

“Book Item” has the meaning set forth in Section 5.5(a)(i) hereof.

“Budget” shall have the meaning set forth in Section 6.4(a).

“Business” means the ownership and operation of the Gatherer’s System and all of the business related thereto, including the development, design, procurement, land acquisition, construction, financing, disposal of, maintenance of, the marketing of capacity on, and the transacting of business involving, the Gatherer’s System, and any other activities related or incidental thereto or in anticipation thereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are required or authorized to be closed.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(a) To each Member’s Capital Account, there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Net Income (or items of income or gain) allocated pursuant to Section 5.2 hereof or any item in the nature of income or gain which is specially allocated pursuant to Section 5.3 hereof and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

(b) From each Member’s Capital Account, there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Loss (or items of expense or loss) allocated pursuant to Section 5.2 hereof or any item in the nature of expense or loss which is specially allocated pursuant to Section 5.3 hereof and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

(c) If all or a portion of a Membership Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent that it relates to the Transferred Membership Interest; and

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.

The foregoing provision and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property contributed to the Company by such Member at such time with respect to the Membership Interests held by such Member; “Capital Contributions” means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property contributed to the Company by such Member (or its predecessors in interest) with respect to the Membership Interests held by such Member.

“Certificate” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Endeavor Gathering LLC, a Delaware limited liability company.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” as set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Consent” means the written affirmative consent of the indicated party (including the Board or any committee thereof) to the action requested.

“Contract Contribution Amount” has the meaning set forth in Section 4.2(c).

“Contractual Obligations” means any and all liabilities or obligations of the Company under any Approved Contract, Approved Affiliate Contract or any agreement entered into by the Company after the Effective Date in accordance with the terms of this Agreement; provided, however, that with respect to all such contracts, the “Contractual Obligations” shall exclude (a) liabilities or obligations for damages arising as a result of a default or breach of such agreement by the Company and (b) liabilities or obligations for indemnification by the Company, unless, in the case of either clause (a) or (b), such liabilities or obligations are owed to an Affiliate of a Member pursuant to one of the Affiliate Contracts.

“Control” (including its derivatives and similar terms) means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise.

“Costs” has the meaning set forth in Section 4.3(a)(iii).

“CPI-U” has the meaning set forth in Section 6.4(c).

“CPR Institute” has the meaning set forth in Section 13.15(b)(v).

“Credit Standards” means, with respect to any Person, that (a) such Person’s long-term unsecured debt securities are (i) rated at least BBB- by Standard and Poor’s Rating Group (or, if such entity changes its rating system, the comparable rating under such changed system) or at least Baa3 by Moody’s Investors Services, Inc. (or, if such entity changes its rating system, the comparable rating under such changed system), in each case with stable outlook or, in the case of a potential Transferee under Section 3.6, if either of such rating agencies is no longer in business or no longer is rating such indebtedness of such Person or its guarantor, a comparable rating of another internationally recognized rating agency selected by the Non-Transferring Member(s) and (ii) not rated below either BBB- by Standard and Poor’s Rating Group (or, if such entity changes its rating system, the comparable rating under such changed system) or below Baa3 by Moody’s Investors Services, Inc. (or, if such entity changes its rating system, the comparable rating under such changed system); and (b) the sum of such Person’s financial commitments with respect to the Company is less than 15% of such Person’s tangible net worth. For this purpose, the term “tangible net worth” shall mean a Person’s net equity less goodwill, patents, unamortized loan costs or restructuring costs and other intangible assets, all determined in accordance with GAAP as of the end of the most recent fiscal quarter for such Person.

“Creditworthy Affiliate” means a Member’s Affiliate that meets the Credit Standards or that is determined by Unanimous Consent to be sufficiently creditworthy to provide the guaranties in accordance with Section 3.9(b).

“Default” means, in respect of any Member, the occurrence and continuation of any of the following events, but only for so long as any such event continues and is not cured: (a) the failure to remedy, within five (5) Business Days of such Member’s receipt of written notice thereof from the Company or any other Member, such Member’s delinquency in making any Capital Contribution to the Company as required pursuant to Section 4.2; (b) the occurrence of any event that causes such Member to become a Bankrupt Member; or (c) the failure to remedy, within ten (10) Business Days of receipt of written notice thereof from the Company or any other Member, the non-performance of or non-compliance with any other material agreements, obligations or undertakings of such Member contained in this Agreement.

“Default Interest Rate” means the lesser of (a) 17.5% or (b) the maximum rate permitted by Law.

“Delinquent Member” has the meaning set forth in Section 4.3(a).

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for Federal income tax purposes with respect to an asset for such Fiscal Year, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for Federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the “remedial method” as defined by Section 1.704-3(d) of the Regulations, Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Section 1.704-3(d)(2) of the Regulations, and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis for Federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that in the case of clause (b) above, if the adjusted tax basis for Federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Depreciation Recapture” shall have the meaning set forth in Section 5.5(a)(ii)(B).

“Determination Date” has the meaning set forth in Section 3.6(e).

“Disposition” means a sale, assignment or conveyance by a Member of all, and not less than all, of its Membership Interest.

“Dispute” has the meaning set forth in Section 13.15(a).

“Disputing Party” has the meaning set forth in Section 13.15(a).

“Effective Date” has the meaning set forth in the preamble.

“Election Notice” has the meaning set forth in Section 3.6(j)(i).

“Encumbering Member” has the meaning set forth in Section 3.6(c).

“Encumbrance” has the meaning set forth in Section 3.6(c).

“Executive Officer” has the meaning set forth in Section 13.4(c).

“Expansion Contribution” has the meaning set forth in Section 4.2(d).

“Expansion Project” has the meaning assigned to such term in the Gathering Agreement.

“Expansion Project Term Sheet” means a term sheet approved by the Board that sets forth the terms of each Expansion Project, including, with respect to any such Expansion Project, the percentage participation, required capital contributions and rights to distributions of each Member, if any.

“Fair Market Value” means the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Final Impasse” has the meaning set forth in Section 13.4(c).

“Fiscal Year” means the fiscal year of the Company, and its taxable year for Federal income tax purposes, each of which shall be the calendar year unless otherwise established by the Board.

“Formation Date” has the meaning set forth in the recitals.

“GAAP” means accounting principles generally accepted in the United States as commonly applied by intrastate natural gas pipeline companies, consistently applied.

“Gatherer’s Systems” has the meaning given such term in the Gathering Agreement.

“Gathering Agreement” means that certain Gas Gathering Agreement dated as of the Effective Date among the Company, GMX, and Endeavor Pipeline, Inc., as same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“GMX” means GMX Resources Inc., an Oklahoma corporation.

“GMX Competitor” means a Person whose primary business is the production of oil and natural gas and who is engaged in such business in Harrison or Panola Counties, Texas, or Caddo, Desoto, Red River, or Bossier Parishes, Louisiana. With respect to any Person Controlled by another Person, such Person shall be deemed to be a GMX Competitor if the Person Controlling such Person is a GMX Competitor.

“GMX Cumulative Return” means an amount equal to 15.0% per annum on the varying balance of the Unrecovered GMX Investment during the period to which the GMX Cumulative Return relates. The calculation of the GMX Cumulative Return commences on the Effective Date, with respect to GMX’s Initial Capital Contribution, and on the date of contribution, with respect to any other Capital Contributions made by GMX pursuant to this Agreement. The calculation of the GMX Cumulative Return ends on the date distributions, if any, are made pursuant to Section 10.2(e)(iii) hereof. The GMX Cumulative Return shall be determined on the basis of a computation year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which the GMX Cumulative Return is being determined. The GMX Cumulative Return is cumulative and shall be compounded quarterly on the first day of each Quarter.

“GMX Investment” means an amount equal to the sum of (a) the Gross Asset Value of the Initial Capital Contribution made by GMX as described on Exhibit A and (b) any additional Capital Contributions made by GMX pursuant to this Agreement.

“GMX Pre-Payout Distribution Amount” means, with respect to any Quarter ending prior to the dissolution or liquidation of the Company, an amount equal to (a) 100% less the KM Distribution Percentage for such Quarter, multiplied by (b) the Available Cash from Operations for such Quarter.

“Governmental Entity” means any legislature, court, tribunal, arbitrator, authority, agency, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental or non-governmental body exercising similar powers of authority.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for Federal income tax purposes, except as follows:

(a) The Gross Asset Value of any asset contributed by a Member to the Company is the gross fair market value of such asset as determined by the Board;

(b) The Gross Asset Value of all Company assets may be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: (i) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member; and (iv) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i), (ii) or (iii) above shall be made unless the Board reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Board.

If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clause (a) or (b) above, such Gross Asset Value shall thereafter be adjusted by Depreciation taken into account with respect to such asset for purposes of computing Net Income or Net Loss.

“Guaranty Agreement” means a guaranty agreement, the form of which shall be approved by the Board, to be executed and delivered by the Parent of a Member to the other Member or the Company, as the case may be, on the Effective Date, or such other applicable date, guarantying the obligations of (a) such Member arising under this Agreement (unless the Parent and the Member are one and the same entity) and (b) any such Member’s Affiliates arising under any Affiliate Contract.

“Impasse” has the meaning set forth in Section 13.4(c).

“Impasse Notice” has the meaning set forth in Section 13.4(c).

“Initial Capital Contribution” has the meaning set forth in Section 4.1.

“Kinder Morgan” means Kinder Morgan Endeavor LLC, a Delaware limited liability company.

“KM Cumulative Return” means an amount equal to 17.5% per annum on the varying balance of the Unrecovered KM Investment during the period to which the KM Cumulative Return relates. The calculation of the KM Cumulative Return commences on the Effective Date, with respect to Kinder Morgan’s Initial Capital Contribution, and on the date of contribution, with respect to any other Capital Contributions made by Kinder Morgan pursuant to this Agreement. The calculation of the KM Cumulative Return ends on the date distributions, if any, are made pursuant to Section 10.2(e)(ii) hereof. The KM Cumulative Return shall be determined on the basis of a computation year of 365 or 366 days, as the case may be, for the actual number of days occurring in the period for which the KM Cumulative Return is being determined. The KM Cumulative Return is cumulative and shall be compounded quarterly on the first day of each Quarter.

“KM Distribution Percentage” means, with respect to any Quarter ending prior to the dissolution or liquidation of the Company, a percentage equal to the lesser of (a) twice the Membership Interest of Kinder Morgan as of the end of such Quarter, and (b) 100%.

“KM Investment” means an amount equal to the sum of (a) the Gross Asset Value of the Initial Capital Contribution made by Kinder Morgan as described on Exhibit A, and (b) any additional Capital Contributions made by Kinder Morgan pursuant to this Agreement.

“KM Pre-Payout Distribution Amount” means, with respect to any Quarter ending prior to the dissolution or liquidation of the Company, an amount equal to the KM Distribution Percentage for such Quarter multiplied by the Available Cash from Operations for such Quarter.

“KMP” means Kinder Morgan Energy Partners, L.P., a Delaware limited partnership.

“Laws” means any applicable statute, law (including common law), rule, ordinance, regulation, ruling, requirement, writ, injunction, decree, order or other official act of or by any Governmental Entity or any arbitral tribunal, whether such Laws now exist or hereafter come into effect.

“Lending Member” has the meaning set forth in Section 4.3(a).

“Liquidation Date” means the date on which an event giving rise to the dissolution of the Company occurs.

“Liquidating Event” has the meaning set forth in Section 10.1.

“Liquidator” has the meaning set forth in Section 10.2.

“Member” means any Person executing this Agreement as of even date herewith as a Member or any Person hereafter admitted to the Company as an additional Member or Substituted Member as provided in this Agreement, but does not include any Person who has ceased to be a Member in the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” as set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” as set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Interest” means the ownership interest expressed on a percentage basis on Exhibit A of a Member in the Company, including any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement. Exhibit A shall be amended by the Board as necessary to reflect changes and adjustments resulting from the admission or resignation of any Member or any Transfer or adjustment in Membership Interests made in accordance with the terms of this Agreement (provided that a failure to reflect any such change or adjustment on Exhibit A shall not prevent any such change or adjustment from being effective).

“Net Income” and “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

(a) Any income of the Company that is exempt from Federal income tax, to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), to the extent not otherwise taken into account in computing Net Income or Net Loss pursuant to this subdivision, shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subdivisions (b) or (c) of the definition of “Gross Asset Value” herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of “Depreciation”; and

(f) Any items which are specially allocated pursuant to the provisions of Section 5.3 hereof shall not be taken into account in computing Net Income or Net Loss.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Non-Transferring Members” has the meaning set forth in Section 3.6(b)(ii).

“Obligation” has the meaning set forth in Section 4.3(a)(ii).

“Offer Notice” has the meaning set forth in Section 3.6(b)(ii).

“Officers” mean the persons appointed as officers of the Company as provided under Section 6.9.

“Operator” means Endeavor Pipeline Inc., or any successor thereto that the Company has engaged to operate and maintain the Gatherer’s System.

“Option Period” has the meaning set forth in Section 3.6(b)(ii).

“Original Agreement” has the meaning set forth in the recitals.

“Other Transaction Documents” has the meaning set forth in Section 13.17.

“Parent” means (a) in the case of Kinder Morgan or any of its Affiliates hereafter admitted as a Substituted Member, KMP, (b) in the case of GMX or any of its Affiliates hereafter admitted as a Substituted Member, GMX, and (c) in the case of any other Member, the Person that is designated by the Board as the Parent of such Member in connection with its admission to the Company, or if no such designation is made, the Person that at the time of such admission Controls such Member and that has no other Person that Controls it.

“Parties” mean the Members.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or government (including any board, agency, political subdivision or other body thereof).

“Pipeline Operating Agreement” means the Pipeline Operating Agreement dated as of the Effective Date between the Company and the Operator, as same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof.

“Proceeding” has the meaning set forth in Section 7.1.

“Purchase Agreement” means that certain Purchase Agreement dated as of the Effective Date between Kinder Morgan, as buyer, and GMX, as seller.

“Qualifying Offer” means an offer to purchase a Membership Interest if it meets all of the following criteria:

(a) the offer is a written offer, in good faith and at arm’s-length, from a Person that is not an Affiliate of the Transferring Member to purchase all, and not less than all, of the Transferring Member’s Membership Interest;

(b) the offer is for a price payable solely in cash;

(c) the offer is not subject to any material conditions such as financing or due diligence;

(d) the offer does not include consideration unrelated to the sale of the Subject Interest;

(e) the offer is subject in all respects to the right of the other Members to first purchase the Subject Interest pursuant to Section 3.6(b) and, if applicable, the “tag along” right of Kinder Morgan pursuant to Section 3.6(j);

(f) the proposed transferee is a principal, identified in the offer, and not an agent acting on behalf of an undisclosed principal; and

(g) the offer contains all material terms and conditions of a written contract of purchase and sale of the Membership Interest, provides for a closing not earlier than the term specified in Section 3.6(b)(ii) and is not assignable.

“Quarter” means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter after the Effective Date, the portion of such quarter after the Effective Date, of the Company.

“Regulations” means the Income Tax Regulations promulgated under the Code, as amended.

“Required Consent” means the Consent of the Board Member appointed by Kinder Morgan (or any Substituted Member thereof) and the Board Member appointed by GMX (or any Substituted Member thereof); provided, however, that (a) if a Member is in Default, “Required Consent” means the Consent of the Board Member appointed by the Member not in Default at the time such action is being taken; (b) with respect to any action related to an Affiliate Contract, “Required Consent” means the Consent of the Board Member appointed by the Member which is not, nor are its Affiliates, a party to such Affiliate Contract at the time such action is being taken; (c) with respect to any action related to litigation, arbitration or similar proceedings (including any proposed or threatened litigation, arbitration or similar proceeding) involving the Company as a party (or the equivalent) to which a Member or an Affiliate thereof is a party adverse to the Company (other than as a co-defendant or the equivalent), “Required Consent” means the Consent of the Board Members excluding the Board Member appointed by each such adverse Member (and each such Member with an adverse Affiliate); and (d) with respect to any determination of a Member’s, its Affiliate’s or its proposed transferee’s satisfaction of the Credit Standards, “Required Consent” means the Consent of the Board Members, excluding the Board Member appointed by the Member of which such determination is being made.

“Required Contribution” has the meaning set forth in Section 4.2(b).

“Reserve” means the cash reserves determined by the Board to be necessary or appropriate to provide for the payment of current, prospective or contingent obligations, including working capital, of the Company for the subsequent Quarter; provided that such reserve shall not include amounts for any Sustaining Project Expenditures or any Well Connect Expenditures; and provided, further, that the Reserve to be established for the first Quarter of 2010 shall be a minimum of $200,000.

“Security Interest” means any security interest, lien, mortgage, encumbrance, hypothecation, pledge, or other obligation, whether created by operation of law or otherwise, created by any Person in any of its property or rights.

“Service” means the Internal Revenue Service.

“Services Agreement” means that certain Management Services Agreement dated as of the Effective Date between the Company and GMX, as same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Subject Interest” has the meaning set forth in Section 3.6(b).

“Subsidiary” means, with respect to any relevant Person, any other Person that is Controlled (directly or indirectly) and more than 50%-owned (directly or indirectly) by the relevant Person.

“Substituted Member” means a Person who is admitted as a Member of the Company, at such time as such Person has complied with the requirements of Section 3.9, in place of and with all the rights of a Transferring Member with respect to the Membership Interest transferred and who is shown as a Member on the books and records of the Company.

“Sustaining Project” has the meaning given to such term in the Gathering Agreement.

“Sustaining Project Expenditure” means any costs or expenditures incurred by the Company in connection with any Sustaining Project (as such term is defined in the Gathering Agreement).

“Tag-Along Participant” has the meaning set forth in Section 3.6(j)(i).

“Tag Notice” has the meaning set forth in Section 3.6(j).

“Tag Sale” has the meaning set forth in Section 3.6(j).

“Tag Seller” has the meaning set forth in Section 3.6(j).

“Tax Matters Member” has the meaning set forth in Section 8.3.

“Third Party” means any Person other than a Member, its Affiliates, and the Company.

“Transfer” or “Transferred” means, with respect to a Membership Interest, (a) a voluntary or involuntary sale, assignment, transfer, conveyance, exchange, bequest, devise, gift or any other alienation (in each case, with or without consideration) of any rights, interests or obligations with respect to all or any portion of such Membership Interest or (b) a grant or sufferance of a Security Interest on all or any portion of such Membership Interest.

“Transferee” means a Person who receives all or part of a Member’s Membership Interest through a Transfer.

“Transferring Member” has the meaning set forth in Section 3.6(b)(ii).

“Unanimous Consent” means the unanimous affirmative vote of Board Members at the time such action is being taken provided, however, that (a) if a Member is in Default, “Unanimous Consent” means the Consent of the Board Member appointed by the Member not in Default at the time such action is being taken; (b) with respect to any action related to an Affiliate Contract, “Unanimous Consent” means the Consent of the Board Member appointed by the Member which is not, nor are its Affiliates, a party to such Affiliate Contract at the time such action is being taken; (c) with respect to any action related to litigation, arbitration or similar proceedings (including any proposed or threatened litigation, arbitration or similar proceeding) involving the Company as a party (or the equivalent) to which a Member or an Affiliate thereof is a party adverse to the Company (other than as a co-defendant or the equivalent), “Unanimous Consent” means the Consent of the Board Members excluding the Board Member appointed by each such adverse Member (and each such Member with an adverse Affiliate); and (d) with respect to any determination of a Member’s, its Affiliate’s or its proposed transferee’s satisfaction of the Credit Standards, “Unanimous Consent” means the Consent of the Board Members, excluding the Board Member appointed by Member of which such determination is being made.

“Unrecovered GMX Investment” means, on any date, an amount equal to the excess, if any, of (a) the GMX Investment as of such date, plus (b) the GMX Cumulative Return that has accumulated as of such date, over (c) the aggregate distributions made to GMX pursuant to Section 5.7 hereof as of such date.

“Unrecovered KM Investment” means, on any date, an amount equal to the excess, if any, of (a) the KM Investment as of such date, plus (b) the KM Cumulative Return that has accumulated as of such date, over (c) the aggregate distributions made to Kinder Morgan pursuant to Section 5.7 hereof as of such date.

“Well Connect Expenditures” means any costs or expenditures incurred by the Company in connection with any Well Connect (as such term is defined in the Gathering Agreement).

“Wholly-Owned Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person, through ownership of 100% of the equity securities of the controlled Person.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning so given.

1.3 Construction. Unless the context otherwise requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, the singular shall include the plural, and the plural shall include the singular. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is incorporated herein for all purposes. Article and section titles or headings are for convenience only and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument. Unless the context of this Agreement clearly requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or Article in which such words appear.

ARTICLE II

ORGANIZATION

2.1 Formation. The Company was organized as a Delaware limited liability company by the filing of a Certificate of Formation (as amended, supplemented or otherwise modified from time to time, the “Certificate”) with the Secretary of State of the State of Delaware pursuant to the Act on the Formation Date.

2.2 Name. The name of the Company is “Endeavor Gathering LLC” and all Company business must be conducted in that name or such other names that comply with Law as the Board may select from time to time.

2.3 Principal Office in the United States; Other Offices. The principal office of the Company in the United States shall be at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114 or at such other place as the Board may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Board may designate from time to time.

2.4 Purpose. The sole purpose of the Company is to engage in the Business. Except for activities related to such purpose, there are no other authorized business purposes of the Company. The Company shall not engage in any activity or conduct inconsistent with the Business.

2.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company, and, if necessary, keep the Company in good standing, in that jurisdiction.

2.6 Term. Subject to earlier termination pursuant to other provisions of this Agreement (including those contained in Article X), the term of the Company shall be perpetual.

2.7 Mergers and Exchanges. Except as otherwise provided in this Agreement or required by Laws, the Company may be a party to any merger, share exchange, consolidation, exchange or acquisition or any other type of reorganization.

2.8 Business Opportunities—No Implied Duty or Obligation. Each Member and its Affiliates may engage, directly or indirectly, without the consent or approval of the other Members or the Company, in the businesses conducted by such Member and its Affiliates as of the Effective Date and in any other business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including business of a nature which may be competitive with or the same as or similar to the Business, regardless of the geographic location of such business, and without any duty or obligation to account to the other Members or the Company in connection therewith. Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations or subject the Members to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members. To the extent that, at law or in equity, a Member has any fiduciary duty to the Company or any other Member pursuant to this Agreement, such duty is hereby eliminated to the maximum extent permitted pursuant to Section 18-1101(c) of the Act. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to a Member, and each Member (and its designated Board Member) shall be permitted to vote its Membership Interest in its own self-interest. No Member who (directly or through an Affiliate) acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company or any other Member, and such Member shall not be liable to the Company, to any Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires such opportunity for itself or its Affiliate directs such opportunity to another Person or does not communicate such opportunity or information to the Company. By way of example and not in limitation of the foregoing, any natural gas gathering project may be separately pursued by one or more of the Members or their respective Affiliates. Neither the Company nor any other Member shall have any right, by virtue of this Agreement, to share or participate in such other businesses, investments or activities of a Member or to the income or proceeds derived therefrom.

2.9 Guaranty Agreements. Each Member shall cause a Guaranty Agreement from its Parent or other Creditworthy Affiliate to be executed and delivered to the other Members on or before the Effective Date.

ARTICLE III

MEMBERSHIP INTERESTS AND TRANSFERS

3.1 Members. The Members of the Company are Kinder Morgan and GMX. Additional Members may be admitted to the Company either as additional Members or Substituted Members as provided in this Agreement.

3.2 Number of Members. The number of Members of the Company shall never be fewer than one.

3.3 Membership Interests. The Members agree that each Member’s Membership Interest shall be that which is set forth in Exhibit A, which exhibit shall be amended by the Board as required to reflect changes and adjustments made from time to time in accordance with the terms of this Agreement.

3.4 Representations and Warranties.

(a) Each Member hereby represents and warrants to the Company and each other Member that (a) it is duly formed, validly existing and (if applicable) in good standing under the Laws of the state of its formation, and if required by Laws is duly qualified to do business and (if applicable) is in good standing in the jurisdiction of its principal place of business (if not formed therein); (b) it has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken; (c) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); (d) its authorization, execution, delivery, and performance of this Agreement does not conflict with any material obligation under any other material agreement or arrangement to which that Member is a party or by which it is bound; and (e) it (i) has been furnished with such information about the Company and the Membership Interest as that Member has requested, (ii) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and that Member’s Membership Interest therein, (iii) has adequate means of providing for its current needs and possible individual contingencies and is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (iv) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (v) is an “accredited investor” within the meaning of “accredited investor” under Regulation D of the Securities Act of 1933, as amended, and (vi) understands and agrees that its Membership Interest shall not be sold, pledged, hypothecated or otherwise transferred except in accordance with the terms of this Agreement and pursuant to an applicable exemption from registration under the Securities Act of 1933 and other applicable securities Laws. Upon the occurrence and during the continuation of any event or condition which would cause a Member to be in breach of a representation or warranty contained in clause (e) of this Section 3.4(a), the breaching Person shall be treated as a Transferee who has not become a Substituted Member in accordance with the terms of Section 3.9.

(b) GMX hereby represents and warrants to the other Members that the Company was duly and validly formed as a Delaware limited liability company on the Formation Date, and from such date until the Effective Date the Company has not (i) entered into any agreements, contracts or other commitments other than the Approved Contracts, a correct and complete copy of each of which has been provided to each other Member, or (ii) incurred any liabilities or obligations other than those arising under such Approved Contracts.

3.5 Restrictions on the Transfer of a Membership Interest. A Member may Transfer all, and not less than all, of its Membership Interest only in accordance with Laws and the provisions of this Agreement, including the following provisions of this Section 3.5. Any purported Transfer in breach of the terms of this Agreement shall be null and void ab initio, and the Company shall not recognize any such prohibited Transfer.

(a) Notwithstanding anything to the contrary contained herein, no Member may effect a Transfer that is not a Disposition, unless such action is approved by the Board.

(b) A Membership Interest shall not be Transferred except pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended, and other applicable securities Laws.

(c) Except for Transferees with respect to Transfers made in accordance with Sections 3.6(a) and 3.6(b), to the extent provided in Section 3.9(a), or as otherwise provided in this Agreement or by Laws, (i) no Transferee shall have the right to become a Substituted Member and (ii) unless and until a Transferee is admitted as a Substituted Member, (A) such Transferee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder other than to receive its share of allocations and distributions pursuant to this Agreement and (B) the Member who has Transferred all or any part of its Membership Interest to such Transferee shall cease to be a Member with respect to such Membership Interest so Transferred upon Transfer of such Membership Interest and thereafter shall have no further powers, rights and privileges as a Member hereunder with respect to such Membership Interest (to the extent so Transferred), but shall, unless otherwise relieved of such obligations by the Company, remain liable for all obligations and duties as a Member with respect to such Membership Interest; provided, however, that if the Transferee reconveys such Membership Interest to the Transferring Member within ten days after the Transferring Member becomes aware that the Transferee will not become a Substituted Member, the Transferring Member shall once again be entitled to all of the powers, rights and privileges of a Member hereunder.

(d) The Company may, in its reasonable discretion, charge a Member a reasonable fee to cover administrative expenses necessary to effect a Transfer with respect to any or all of such Member’s Membership Interest.

(e) In the absence of the substitution (as provided herein) of a Transferee for a Transferring Member, any payment by the Company to the Transferring Member shall acquit the Company and the Members of all liability to any other Persons who may be interested in such payment by reason of a Transfer by such Member.

(f) Notwithstanding any other provision hereof to the contrary, no Transfer may be made which, in the Board’s reasonable judgment, would cause a material breach, event of default, default or acceleration of payments or which would require the Company to make any mandatory repurchase offer, mandatory repurchase, mandatory redemption or mandatory prepayment, under any agreement or instrument to which the Company or any of its direct or indirect subsidiaries is a party.

(g) Neither the Company nor any Member shall be bound or otherwise affected by any Transfer of any Membership Interest of which such Person has not received notice pursuant to Section 3.7.

(h) Except as specifically provided under Section 3.6(c) or 3.6(d), a Member in Default shall not Transfer, and shall not permit a Transfer of, its Membership Interest.

(i) Notwithstanding any other provision hereof to the contrary, Kinder Morgan shall not Transfer its Membership Interest to a GMX Competitor without the prior Consent of GMX, which consent may be withheld at GMX’s sole discretion.

3.6 Permitted Transfers.

(a) Transfers to Affiliates. Any Member may Transfer all, and not less than all, of its Membership Interest to a Wholly-Owned Affiliate of its Parent so long as such Transfer otherwise complies with the terms of this Agreement; provided that, the Guaranty Agreement, executed and delivered by such Parent pursuant to Section 2.9 remains in full force and effect subsequent to such Transfer.

(b) Right of First Refusal.

(i) Subject to the right of first refusal set forth in this Section 3.6(b) and the other restrictions and limitations contained herein, including Section 3.6(j), a Member may Transfer all, and not less than all, of its Membership Interest to another Person that is not a Wholly-Owned Affiliate.

(ii) Except with respect to Transfers according to the terms of Section 3.6(a), any Member who receives, and desires to accept, a Qualifying Offer for the Transfer (or whose Affiliate receives, and desires to accept, a Qualifying Offer for the Transfer) of all, and not less than all, of its Membership Interest (such Member and any other Member deemed to have made a Transfer under Sections 3.6(c) or 3.6(d), each a “Transferring Member”) to a ready, willing and able Transferee shall first offer to transfer such Membership Interest (the “Subject Interest”) to the other Member(s) (the “Non-Transferring Members”) as a group. Such offer shall be made by an irrevocable written offer (the “Offer Notice”) to transfer all of the Subject Interest which the Transferring Member desires to Transfer and shall contain a complete description of the price and other terms and conditions of the transaction in which the Transferring Member proposes to Transfer the Subject Interest, including, without limitation, the name of the ready, willing and able Transferee, the consideration specified and the proposed closing date of the transaction, which shall in no event be later than 60 days following the expiration of the Option Period. The Non-Transferring Members shall have 30 days (the “Option Period”) after receipt of the Offer Notice within which to advise the Transferring Member whether or not they will acquire all of such Subject Interest upon the terms and conditions contained in the Offer Notice. If, within the Option Period, one or more Non-Transferring Members elect to acquire such Subject Interest, then such Non-Transferring Member or Members shall close such transaction in accordance with Section 3.6(b) no later than the closing date set forth in the Offer Notice.

(iii) If any Non-Transferring Member does not elect to acquire its proportionate share of the Subject Interest being transferred, the remaining Non-Transferring Members shall have the right to acquire an equal and undivided portion of the remaining Subject Interest based on the ratio of their Membership Interest to the Membership Interest(s) of all Non-Transferring Members desiring to acquire a portion of such remaining Subject Interest or in such proportions as such Non-Transferring Members may otherwise agree. The right herein created in favor of the Non-Transferring Members as a group is an option to acquire all, or none, of the Subject Interest offered for sale by the Transferring Member. If the Non-Transferring Members as a group decline to acquire all of the Subject Interest of the Transferring Member in accordance with this Section 3.6(b), the Transferring Member may, subject to Section 3.6(j) if applicable, Transfer such Subject Interest to the Transferee named in the Offer Notice delivered to the Non-Transferring Members upon the terms described in such Offer Notice. If such Transfer does not occur in accordance with the terms of such Offer Notice, such attempted Transfer shall be null and void ab initio and the Transferring Member shall again be subject to the provisions of this Section 3.6(b).

(iv) Upon consummation of any such Transfer (whether to a Member or any other Person), such Transferee and its Membership Interest shall automatically become a party to and be bound by this Agreement and shall thereafter have all of the rights and obligations of a Member hereunder. Notwithstanding the foregoing, all Transfers pursuant to this Section 3.6(b) must also comply with and be governed by this Agreement, including any restrictions on Transfers herein and on any Transferee becoming a Substituted Member.

(c) Except with the prior Unanimous Consent of the Board Members, which will not be unreasonably withheld, conditioned or delayed, no Member may pledge all or any portion of its Membership Interest. If any Member (“Encumbering Member”) should permit any encumbrance, mortgage or pledge on any of its Membership Interests (“Encumbrance”) without the Unanimous Consent of the Board Members, the Encumbering Member shall be obligated to notify the other Members in writing (and such notice shall be the Offer Notice) and the Encumbrance shall be deemed to be a proposed Transfer of all the Membership Interests subject to the Encumbrance and, therefore, a Subject Interest offered to other Members under Section 3.6(b) at a price equal to the Fair Market Value of such Membership Interest, and such Encumbering Member shall be obligated to sell its Membership Interest in accordance with Section 3.6(b) and this Section 3.6(c). Even if an Encumbrance were permitted under the terms of this Section 3.6(c), if a creditor or trustee-in-bankruptcy forecloses upon all or any portion of the Membership Interests of an Encumbering Member by a legal or equitable proceeding, the Encumbering Member shall be obligated to notify the other Members in writing (and such notice shall be the Offering Notice) and the Transfer shall be deemed to be a proposed Transfer of all the Membership Interests subject to the Encumbrance and, therefore, a Subject Interest offered to other Members under Section 3.6(b) at a price equal to the Fair Market Value of such Membership Interest, and such Encumbering Member shall be obligated to sell its Membership Interest in accordance with Section 3.6(b) and this Section 3.6(c).

(d) If a Member (i) is dissolved and wound up (unless the sole distributee of the Member’s Membership Interest is such Member’s Parent or a Wholly-Owned Affiliate of the Member’s Parent), or (ii) becomes a Bankrupt Member, the affected Member shall be obligated to notify the other Members in writing (and such notice shall be deemed to be the Offer Notice) and the entire Membership Interest owned by such Member shall be deemed to be the subject of a proposed Transfer and, therefore, a Subject Interest offered to other Members under Section 3.6(b) at a price equal to the Fair Market Value of such Membership Interest, and such affected Member shall be obligated to sell its Membership Interest in accordance with Section 3.6(b) and this Section 3.6(d).

(e) Whenever the Fair Market Value of a Membership Interest is determined as a result of a deemed Transfer under Sections 3.6(c) or 3.6(d), the Fair Market Value shall be determined as of the last day of the calendar month immediately preceding the occurrence of the Encumbrance or foreclosure, dissolution or bankruptcy, as applicable, that is deemed a Transfer (the “Determination Date”); provided, however, that for purposes of determining the purchase price for the Subject Interest, the Fair Market Value shall be reduced by any distributions made to the Transferring Member attributable to the Subject Interest, and increased by any Capital Contributions made by the Transferring Member attributable to the Subject Interest, occurring during the time period between the Determination Date and the closing of the purchase and sale.

(f) Whenever an option arises as a result of a deemed Transfer under Sections 3.6(c) or 3.6(d), the option period shall begin upon the occurrence of the event constituting the deemed Transfer and shall continue until the end of the stated period following the giving of the notification to the other Members referenced in the applicable provision of Sections 3.6(c) or 3.6(d).

(g) At the closing of the Transfer of a Membership Interest pursuant to this Agreement, the Transferee shall deliver to the Transferring Member the full consideration agreed upon. Any membership interest transfer or similar taxes involved in such sale shall be paid by the Transferring Member, and the Transferring Member shall provide the Transferee with such evidence of the Transferring Member’s authority to Transfer hereunder and such tax lien waivers and similar instruments as the Transferee may reasonably request.

(h) If any governmental consent or approval is required with respect to any Transfer, the Transferee shall have a reasonable amount of time (not to exceed 60 days from the date upon which such Transfer would have been otherwise consummated in accordance with the terms of this Agreement) to obtain such consent or approval. All Members shall use reasonable, good faith efforts to cooperate with the Transferee attempting to obtain, and to assist in timely obtaining, such consent or approval; provided that no Member shall be required to incur any out-of-pocket costs or additional liability in connection with such cooperation and assistance. After the expiration of such waiting period, such Transferee shall forfeit its rights to acquire the Subject Interest with respect to such specific transaction; provided, however, that such forfeiture shall not limit or otherwise affect the forfeiting Transferee’s rights with respect to any subsequent proposed Transfer made in accordance herewith.

(i) No Transfer of a Membership Interest shall affect a release of the Transferring Member (or its applicable Affiliates) from any liabilities or obligations to the Company or the other Members that accrued prior to the Transfer.

(j) Tag-Along Rights.

Subject to the other provisions of this Article III, including, without limitation, Section 3.6(b), in the event any Member other than Kinder Morgan (the “Tag Seller”) proposes to Transfer the Membership Interest held by such Member to a third party (other than a Transfer made in accordance with Section 3.6(a) or the first sentence of Section 3.6(c)), and the Non-Transferring Members as a group have declined to acquire the Subject Interest in accordance with Section 3.6(b) (any such Transfer, a “Tag Sale”), then the Tag Seller shall provide written notice to Kinder Morgan (the “Tag Notice”). The Tag Notice shall specify the identity of the prospective purchaser and the terms and conditions of such proposed Transfer, including the number of Membership Interests proposed to be transferred (such amount constituting all of such Member’s Membership Interest) and the amount of consideration to be paid in respect thereof. Subject to the terms and conditions of this Section 3.6(j), Kinder Morgan shall have the right to participate in such Tag Sale for the same consideration and on the same terms and conditions set forth in the Tag Notice. This right of co-sale shall be on the following terms and conditions:

(i) Option to Participate. Kinder Morgan may elect to participate in the contemplated Tag Sale by delivering a written notice (an “Election Notice”) to the Tag Seller within five (5) Business Days after receipt of a Tag Notice and Kinder Morgan may elect to sell in the contemplated Tag Sale all, but not less than all, of the Membership Interests owned by

Kinder Morgan. If Kinder Morgan fails to deliver in a timely manner an Election Notice to the Tag Seller, it shall be deemed to have waived any right to participate in the Tag Sale and the Tag Seller shall be free to Transfer the Subject Interest to the Transferee named in the Tag Notice in accordance with the terms described in the Tag Notice. To the extent that Kinder Morgan exercises such right of participation (a “Tag-Along Participant”), in accordance with the terms and conditions hereof and promptly following expiration of the offering period for the Tag Notice, the Tag Seller will notify Kinder Morgan as to whether the Membership Interests offered by the Tag Seller in the Tag Notice, together with Kinder Morgan’s Membership Interest, will be purchased, and shall confirm the final terms of the Tag Sale to the Third Party purchaser. In the event that the prospective purchaser does not desire to purchase all of the Membership Interests of Kinder Morgan and the Tag Seller, then each of Kinder Morgan and the Tag Seller will sell its pro rata share of the total Membership Interests that the prospective purchaser is willing to purchase. The pro rata share of the Tag Seller will be equal to the number of Membership Interests the purchaser is willing to purchase multiplied by a fraction, the numerator of which is the number of Membership Interests of such Member and the denominator of which is the aggregate number of Membership Interests of all Members participating in such Tag Sale (including the Tag Seller).

(ii) Representations and Warranties. In connection with a Tag Sale, each Tag-Along Participant shall be required to make representations and warranties in such form as the Tag Seller or purchaser may reasonably request, regarding the Membership Interests that it proposes to Transfer, including, but not limited to, such Tag-Along Participant’s ownership of and authority to Transfer its Membership Interests, the absence of any liens or other encumbrances on such Membership Interest (other than those arising under this Agreement and applicable securities laws), and the compliance of such Transfer with federal and state securities laws and all other applicable Laws.

(iii) Transfer Restrictions Binding on Third Party Purchaser. Upon consummation of any such Transfer, such Transferee and its Membership Interest shall automatically become a party to and be bound by this Agreement and shall thereafter have all of the rights and obligations of a Member hereunder. Notwithstanding the foregoing, all Transfers pursuant to this Section 3.6(j) must also comply with and be governed by this Agreement, including any restrictions on Transfers herein and on any Transferee becoming a Substituted Member.

(iv) No Waiver of Subsequent Rights. The exercise or non-exercise of the rights of Kinder Morgan under this Section 3.6(j) shall not affect its rights to participate in subsequent Transfers by the other Members made in accordance with this Section 3.6(j).

3.7 Documentation; Validity of Transfer. The Company shall not recognize for any purpose any purported Transfer of a Membership Interest unless and until the applicable provisions of Sections 3.5 and 3.6 have been satisfied and the Company has received, on behalf of the Company, a document in a form acceptable to the Company executed by both the Transferring Member (or if the Transfer is on account of the death, incapacity, or liquidation of the Member, its representative) and the Transferee. Such document shall (i) include the notice address of the potential Transferee and such Person’s agreement to be bound by this Agreement with respect to the Membership Interest being obtained, (ii) contain a representation and warranty that the Transfer was made in accordance with all Laws (including state and federal securities Laws) and the terms and conditions of this Agreement, (iii) include a legally binding agreement of the Transferee to be bound by this Agreement from and after the date such Transferee becomes a Member and (iv) if the Person to which the Membership Interest is Transferred is to be admitted to the Company as a Substituted Member, its representation and warranty that the representations and warranties in Section 3.4 are true and correct with respect to such Person. Each Transfer and, if applicable, admission complying with the provisions of this Section 3.7 and Sections 3.5, 3.6 and 3.9(b) is effective against the Company as of the first Business Day of the calendar month immediately succeeding the month in which (y) the Company receives the document required by this Section 3.7 reflecting such Transfer, and (z) the other requirements of Sections 3.5, 3.6 and 3.9(b) have been met.

3.8 Possible Additional Restrictions on Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary or final Regulations, (iii) any ruling by the Service or (iv) any judicial decision that in any such case, in the opinion of counsel to the Company, would result in the taxation of the Company for federal income tax purposes as a corporation or would otherwise subject the Company to being taxed as an entity for federal income tax purposes, this Agreement shall be deemed to impose such restrictions on the Transfer of a Membership Interest as may be required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, and the Members thereafter shall amend this Agreement as necessary or appropriate to impose such restrictions.

3.9 Additional Members; Substituted Members.

(a) Additional Persons, including Transferees, may be admitted to the Company as Members or Substituted Members as provided under the terms of this Section 3.9. Any admission of an additional Member (including a new Member for new value provided to the Company) involving the issuance of additional Membership Interests requires the Unanimous Consent of the Board Members. Except as expressly provided otherwise, any Transferee with respect to a Transfer made in accordance with Sections 3.6(a), 3.6(b) or 3.6(j) shall be admitted automatically as a Substituted Member upon compliance with Sections 3.5, 3.6, 3.7 and 3.9(b) with respect to such Transfer, but without the consent or approval of any other Person; provided, however, that any Transferee that is not already a Member at the time of the Transfer and acquires a Membership Interest by foreclosure shall not be admitted as a Substituted Member without the Unanimous Consent of the Board Members.

(b) Notwithstanding anything to the contrary contained herein, a Person may be admitted as a new Member or Substituted Member only if such Person either meets the Credit Standards or delivers to the other Members a Guaranty Agreement from a Creditworthy Affiliate of such Person, as guarantor. This Section 3.9(b) shall not apply to Transferees under Section 3.6(a).

(c) If the admission of any new Member (other than a Substituted Member) pursuant to this Section 3.9 occurs, the Membership Interests of all Members will be reduced in accordance with their Membership Interests prior to giving effect to such admission.

(d) Upon becoming a Substituted Member, (i) such Substituted Member shall have all of the powers, rights, privileges, duties, obligations and liabilities of a Member, as provided in this Agreement and by Laws to the extent of the Membership Interest so Transferred and (ii) the Member who Transferred the Membership Interest shall be relieved of all of the obligations and liabilities with respect to such Membership Interest; provided that such Member shall remain fully liable for all liabilities and obligations relating to such Membership Interest that accrued prior to the applicable Transfer.

3.10 Information.

(a) In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated.

(b) The Members acknowledge that, from time to time, they may receive information from or regarding the Company, its customers or any other Member or its Affiliates in the nature of trade secrets or secret or proprietary information or information that is otherwise confidential, the release of which may be damaging to the Company or the Member or its Affiliates, as applicable, or Persons with which they do business. Each Member shall hold in strict confidence any such information it receives for a period of two (2) years following the receipt of such information and, during such time period, may not disclose such information to any Person other than another Member, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), (ii) to Affiliates, advisers or representatives of the Member or Persons to which that Member’s Membership Interest may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed to be bound by the provisions of this Section 3.10(b), (iii) of information that a Member also has received from a source independent of the Company and that such Member reasonably believes such source obtained without breach of any obligation of confidentiality, (iv) of information obtained prior to the formation of the Company, provided that this clause (iv) shall not relieve any Member or any of its Affiliates from any obligations it may have to any other Member or any of its Affiliates under any existing confidentiality agreement, (v) to lenders, accountants and other representatives of the disclosing Member with a need to know such information, provided that the disclosing Member shall be responsible for such representatives’ use and disclosure of any such information, (vi) of public information, or (vii) in connection with any proposed Transfer of a Membership Interest of a Member or the proposed sale of all or substantially all of the assets of a Member or its Parent, to advisers or representatives of the Member, its Parent or Persons to which such interest may be Transferred as permitted by this Agreement, but only if the recipients of such information have agreed in writing to be bound by confidentiality provisions that are no less stringent than those set forth in this Section. The Members acknowledge that a breach of the provisions of this Section 3.10(b) may cause irreparable injury to the Company or another Member for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this Section 3.10(b) may be enforced by injunctive action or specific performance, and the Members hereby waive any requirement to post bond in connection with any injunctive order or order for specific performance.

(c) The Members acknowledge that, from time to time, the Company may need information from any or all of such Members for various reasons, including for complying with various federal and state regulations. Each Member shall provide to the Company all information reasonably requested by the Company for purposes of complying with federal or state regulations or for purposes of providing information to federal or state regulatory authorities in connection with tariff rate regulation, in each case within a reasonable amount of time from the date such Member receives such request; provided, however, that no Member shall be obligated to provide such information to the Company to the extent such disclosure (i) could reasonably be expected to result in the breach or violation of any contractual obligation (if a waiver of such restriction cannot reasonably be obtained) or Law or (ii) involves secret, confidential or proprietary information; and provided, further however, that in the alternative, any Member may provide such information directly to such federal or state regulatory authorities.

3.11 Liability to Third Parties. Except as required by the Act, no Member shall be liable to any Person (including any Third Party, the Company or to another Member) (i) as the result of any act or omission of another Member or (ii) for Company losses, liabilities or obligations (except as otherwise expressly agreed to in writing by such Member or as a result of such Member having made available to the Company, for its proportionate share equal to its Membership Interest, such Member’s insurance program (commercial, self-funded, self-insured or other similar programs)).

3.12 Resignation. Each Member hereby covenants and agrees that it will not resign from the Company as a Member.

3.13 Fair Market Value. The “Fair Market Value” of the Subject Interest deemed to be Transferred under Sections 3.6(c) or 3.6(d) shall be determined by mutual agreement of the Transferring Member (or its representative) and the Non-Transferring Members; provided, however, that if such Persons do not agree on the Fair Market Value of such Subject Interest during the first 20 days of the Option Period, then (a) any Member, by written notice to the other Members, may require the determination of Fair Market Value to be made by an independent appraiser specified in such written notice, and (b) the Option Period shall thereafter be extended until the 10th day following the final determination of Fair Market Value in accordance with the terms hereof. If any Person receiving that notice objects in writing on or before the 10th day following receipt to the independent appraiser designated in that notice, and such Persons otherwise fail to agree on an independent appraiser, any such Person may request the regional office of the CPR Institute to designate an independent appraiser who shall be qualified by his or her education, training and experience in the intrastate natural gas pipeline industry to determine the Fair Market Value of such Subject Interest, whose determination of the independent appraiser shall be final and binding on all Parties. Failing designation by the regional office of the CPR Institute, any such Person may in writing request the judge of the United States District Court for the Western District of Oklahoma senior in term of service to appoint an independent appraiser qualified by his or her education, training and experience in the intrastate natural gas pipeline industry to determine the Fair Market Value of such Subject Interest, whose determination of the independent appraiser shall be final and binding on all Parties. If the independent appraiser so chosen shall die, resign or otherwise fail or becomes unable to serve as independent appraiser, a replacement independent appraiser shall be chosen in accordance with this Section 3.13. The Company shall, and shall instruct the Operator to, provide the independent appraiser with all information and data reasonably necessary to make a determination of Fair Market Value, subject to a customary confidentiality agreement. The independent appraiser shall report to the Members its determination of Fair Market Value within 30 days after appointment, and such determination shall be final and binding on all Parties. The Transferring Member, on the one hand, and the Non-Transferring Members who have not irrevocably withdrawn as potential purchaser(s) prior to the date the independent appraiser is chosen, on the other hand, each shall pay one-half of the appraisal and court costs in appointing an appraiser. Unless otherwise agreed to by the Transferring Member and the Non-Transferring Members who have elected to acquire a portion of such Subject Interest, the purchase price for such Subject Interest shall be payable only in cash.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1 Initial Capital Contributions. The initial Capital Contribution (the “Initial Capital Contributions”) of each Member and related Gross Asset Values are reflected on Exhibit A. For purposes of this Agreement, Kinder Morgan will be treated as having made an Initial Capital Contribution with a Gross Asset Value equal to $36,000,000. For purposes of this Agreement, GMX will be treated as having made an Initial Capital Contribution with a Gross Asset Value equal to $24,000,000.

4.2 Subsequent Contributions.

(a) Except as set forth in Sections 4.2(b), (c), or (d), no Member shall be required to make any additional Capital Contribution without prior Unanimous Consent relating to any such Capital Contribution.

(b) The Members agree to contribute to the Company the sums required for the Company to pay all amounts necessary to satisfy (i) any Well Connect Expenditure incurred in the preceding month or (ii) any Sustaining Project Expenditure incurred in the preceding month (in each case, a “Required Contribution”). Each Member agrees to contribute that portion of the Required Contribution equal to its Membership Interest. Such contributions shall be made within ten (10) Business Days following the end of each such month pursuant to cash calls issued by the Company or any Member when and in the amounts required to satisfy such Required Contribution.

(c) To the extent there are insufficient funds to satisfy any current Contractual Obligations from working capital or other cash on hand, or other indebtedness approved by the Board in accordance with the terms hereof, the Members agree to contribute to the Company the sums required for the Company to pay all amounts necessary to satisfy its Contractual Obligations (the “Contract Contribution Amount”). Each Member agrees to contribute that portion of the Contract Contribution Amount equal to its Membership Interest. Such contributions shall be made pursuant to cash calls issued by the Company or any Member when and in the amounts required for the Company to satisfy its Contractual Obligations.

(d) Any Member that has elected, in its sole discretion, to fund an Expansion Project approved in accordance with the terms of the Gathering Agreement and any Expansion Project Term Sheet shall be required to contribute to the Company the portion of the sums required to fund each such Expansion Project as indicated in the applicable Expansion Project Term Sheet (each, an “Expansion Contribution”). Such Expansion Contributions shall be made pursuant to cash calls issued by the Company or any Member when and in the amounts specified in the applicable Expansion Project Term Sheet related to such Expansion Project. The Company shall use the proceeds of such Expansion Contribution exclusively for the purposes of pursuing the Expansion Project to which such Expansion Contribution relates in accordance with the applicable Expansion Project Term Sheet.

4.3 Failure to Contribute.

(a) If a Member is in Default as a result of its failure to contribute all or any portion of a Capital Contribution such Member (“Delinquent Member”) is required to make as provided in this Agreement, any one or more non-Delinquent Members may advance the entire amount of the Delinquent Member’s Capital Contribution that is in Default, with each non-Delinquent Member having the right to participate by making its share of such advance in proportion to its Membership Interest (without taking into account the Membership Interests of the Delinquent Member or the non-participating non-Delinquent Members) or in such other percentages as the participating non-Delinquent Members may agree. Each advance made by a non-Delinquent Member on behalf of a Delinquent Member shall constitute a loan to the Delinquent Member (the non-Delinquent Member(s) making such loan, the “Lending Member,” whether one or more). Such advance shall have the following results:

(i) the sum advanced shall constitute a loan from the Lending Member to the Delinquent Member and a Capital Contribution of that sum to the Company by the Delinquent Member pursuant to the applicable provisions of this Agreement;

(ii) the principal balance of the loan and all accrued unpaid interest thereon (collectively, the “Obligation”) shall be due and payable in whole on the tenth (10th) Business Day after the day written demand requesting payment of the Obligation is made by the Lending Member to the Delinquent Member; provided, however, that the Lending Member shall not demand payment of the Obligation until at least 60 days after the creation of the Obligation; and provided, further, that the Delinquent Member may prepay the Obligation in whole or in part at any time prior to the date due;

(iii) the amount lent shall bear interest at the Default Interest Rate per annum, compounded quarterly on the first day of each Quarter, from the date on which the advance is deemed made until the date that the loan, together with all interest accrued thereon and all costs and expenses associated therewith (“Costs”), is repaid to the Lending Member;

(iv) all distributions from the Company that otherwise would be made to the Delinquent Member (whether before or after dissolution of the Company) instead shall be paid to the Lending Member until the Obligation and any Costs have been paid in full to the Lending Member (with payments being applied first to accrued and unpaid interest, second to Costs, and finally to principal);

(v) the Lending Member shall have the right, in addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at law or in equity, to take any action (including court proceedings and exercising the rights of a secured party under the Delaware Uniform Commercial Code) that the Lending Member may deem appropriate to obtain payment from the Delinquent Member of the Obligation and all Costs;

(vi) if the Delinquent Member has defaulted on more than one Capital Contribution, the non-Delinquent Members who have made advances on behalf of such Delinquent Member under this Section 4.3(a) shall have recourse to such Delinquent Member’s Membership Interest pursuant to Sections 4.3(a), 4.3(b) and 4.3(c) in priority based on the order of the dates on which the Capital Contributions giving rise to such advances under this Section 4.3 were required to be made by the Delinquent Member, with an advance made in respect of Capital Contributions required at an earlier date (and the Obligations and Costs relating to such advance) having priority over advances made in respect of Capital Contributions required at a later date (and the Obligations and Costs relating to such other advances); and

(vii) the Delinquent Member deemed to have received a loan from a Lending Member under the terms of this Section 4.3(a) shall continue to be deemed in Default until all Obligations under such loan have been paid and satisfied in full; provided, however, that if at the time of such Default, the Delinquent Member has not been in Default at any time within the preceding 12 months, then, notwithstanding anything to the contrary in the definition of “Unanimous Consent,” for a period of 60 days following the date of such Default, the Board shall not approve (A) any Capital Contribution pursuant to Section 4.2(a) or (B) any action listed in Section 6.3(b) (that the Board Member appointed by such Delinquent Member would otherwise be entitled to vote upon), in each case, without the affirmative vote of the Board Member appointed by the Delinquent Member.

(b) Each Member grants to each Lending Member as security for any Obligations that may be due and owing by such Member hereunder a security interest in its Membership Interest pursuant to and in accordance with the Delaware Uniform Commercial Code and agrees that the Lending Member shall have the rights and remedies granted under the Delaware Uniform Commercial Code with respect to the security interest granted therein, subject to the rights of any senior secured creditor arising under any pledge approved in accordance with Section 3.6(c) hereof. Each Member authorizes any Lending Member to file Delaware Uniform Commercial Code financing statements related thereto and agrees that a copy of this Agreement can serve as the necessary security agreement.

(c) The Company shall have the right to exercise the following remedies with respect to a Delinquent Member in addition to the rights granted by Section 4.3(a):

(i) the Company may at any time take such action (including court proceedings) as the Company may deem appropriate to obtain payment by the Delinquent Member of the portion of the Delinquent Member’s Capital Contribution that is in Default, along with all costs and expenses associated with the collection of such Delinquent Member’s Capital Contribution; and

(ii) the Company may at any time exercise any other rights and remedies available under this Agreement or at law or in equity.

4.4 Return of Contributions. A Member is not entitled (i) to the return of any part of any Capital Contributions or (ii) to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.

ARTICLE V

BOOK/TAX ALLOCATIONS AND DISTRIBUTIONS

5.1 General Application of Book Allocations. The rules set forth below in Sections 5.1, 5.2, 5.3 and 5.4 shall apply for the purposes of determining each Member’s allocable share of the items of income, gain, loss and expense of the Company comprising Net Income or Net Loss of the Company for each Fiscal Year, determining special allocations of other items of income, gain, loss and expense, and adjusting the balance of each Member’s Capital Account to reflect the aforementioned general and special allocations. For each Fiscal Year, the special allocations in Section 5.3 hereof shall be made immediately prior to the general allocations of Section 5.2 hereof.

5.2 General Book Allocations.

(a) Hypothetical Liquidation. The items of income, expense, gain and loss of the Company comprising Net Income or Net Loss for a Fiscal Year shall be allocated among the persons who were Members during such Fiscal Year in a manner that shall, as nearly as possible, cause the Capital Account balance of each Member at the end of such Fiscal Year to equal the excess (which may be negative) of:

(i) the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of the Fiscal Year, (A) all Company assets (including cash) were sold for cash equal to their Gross Asset Values, taking into account any adjustments thereto for such Fiscal Year, (B) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the Gross Asset Values of the assets securing such liability), and (C) the net proceeds thereof (after satisfaction of such liabilities) together with the amount of any cash and the Gross Asset Value (determined in accordance with the definition of Gross Asset Value in connection with the actual distribution) of any other assets that had been distributed by the Company to a Member in the current or any prior Fiscal Year, were distributed in full pursuant to Section 10.2(e) hereof (as if such hypothetical distribution were the first distribution by the Company) over

(ii) the sum of (A) the amount of cash and the Gross Asset Value (determined in accordance with the definition of Gross Asset Value in connection with the actual distribution) of any other assets actually previously distributed by the Company to such Member in the current or any prior Fiscal Year, (B) the amount, if any, without duplication, that such Member would be obligated to contribute to the capital of the Company, (C) such Member’s share of Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g), and (D) such Member’s share (without duplication) of Member Nonrecourse Debt Minimum Gain determined pursuant to Regulations Section 1.704-2(i)(5), all computed as of the hypothetical sale described in Section 5.2(a)(i) hereof.

(b) Determination of Items Comprising Book Allocations.

(i) If the Company has Net Income for a Fiscal Year,

(A) for any Member as to whom the allocation pursuant to Section 5.2(a) hereof would reduce its Capital Account, such allocation shall be comprised of a proportionate share of each of the Company’s items of expense or loss entering into the computation of Net Income for such Fiscal Year; and

(B) the allocation pursuant to Section 5.2(a) hereof in respect of each Member (other than a Member referred to in Section 5.2(b)(i)(A) hereof) shall be comprised of a proportionate share of each Company item of income, gain, expense and loss entering into the computation of Net Income for such Fiscal Year (other than the portion of each Company item of expense and loss, if any, that is allocated pursuant to Section 5.2(b)(i)(A) hereof).

(ii) If the Company has a Net Loss for a Fiscal Year,

(A) for any Member as to whom the allocation pursuant to Section 5.2(a) hereof would increase its Capital Account, such allocation shall be comprised of a proportionate share of each of the Company’s items of income and gain entering into the computation of Net Loss for such Fiscal Year; and

(B) the allocation pursuant to Section 5.2(a) hereof in respect of each Member (other than a Member referred to in Section 5.2(b)(ii)(A) hereof) shall be comprised of a proportionate share of each Company item of income, gain, expense and loss entering into the computation of Net Loss for such Fiscal Year (other than the portion of each Company item of income and gain, if any, that is allocated pursuant to Section 5.2(b)(ii)(A) hereof).

(c) Loss Limitation. Notwithstanding anything to the contrary contained in this Section 5.2, the amount of items of Company expense and loss allocated pursuant to this Section 5.2 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. All such items in excess of the limitation set forth in this Section 5.2(c) shall be allocated first to Members who would not have an Adjusted Capital Account Deficit, pro rata, in proportion to their Capital Account balances, adjusted as provided in clauses (a) and (b) of the definition of “Adjusted Capital Account Deficit,” until no Member would be entitled to any further allocation, and thereafter to the Members in the reasonable discretion of the Board. Notwithstanding anything to the contrary in this Section 5.2, in the event any such items shall be allocated to a Member pursuant to the preceding sentence, an equal amount of Company income shall be allocated to such Member prior to any allocation pursuant to Section 5.2(a).

(d) No Deficit Restoration Obligation. At no time during the term of the Company or upon dissolution and liquidation thereof shall a Member with a negative balance in its Capital Account have any obligation to the Company or the other Members to restore such negative balance, except as may be required by law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

5.3 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. If there is a net decrease during a Fiscal Year in either Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, then notwithstanding any other provision of this Article V, each Member shall receive such special allocations of items of Company income and gain as are required in order to conform to Regulations Section 1.704-2.

(b) Qualified Income Offset. Subject to Section 5.3(a) hereof, but notwithstanding any other provision of this Article V, items of income and gain shall be specially allocated to the Members in a manner that complies with the “qualified income offset” requirement of Regulations Section 1.704-1(b)(2)(ii)(d)(3).

(c) Deficit Capital Accounts Generally. If a Member has a deficit Capital Account balance at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is then obligated to restore pursuant to this Agreement, and (ii) the amount such Member is then deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), respectively, such Member shall be specially allocated items of Company income and gain in an amount of such excess as quickly as possible, provided that any allocation under this Section 5.3(c) shall be made only if and to the extent that a Member would have a deficit Capital Account balance in excess of such sum after all allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in this Agreement.

(d) Deductions Attributable to Member Nonrecourse Debt. Any item of Company expense that is attributable to Member Nonrecourse Debt shall be specially allocated to the Members in the manner in which they share the economic risk of loss (as defined in Regulations Section 1.752-2) for such Member Nonrecourse Debt.

(e) Allocation of Nonrecourse Deductions. Each Nonrecourse Deduction of the Company shall be specially allocated in the Board’s reasonable discretion.

(f) Allocation of Nonrecourse Liabilities. For purposes of determining each Member’s share of Nonrecourse Liabilities, if any, of the Company in accordance with Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits shall be determined in the same manner as prescribed by Section 5.3(e) hereof.

(g) Curative Allocations. The allocations set forth in this Section 5.3 are intended to comply with Section 704 and the Regulations thereunder. Notwithstanding the other provisions of this Article V, the Board in its discretion shall be authorized to make appropriate amendments to the allocations of items pursuant to this Agreement if necessary in order to comply with Section 704 of the Code and the Regulations thereunder; provided, that no such change shall affect any amount distributable to any Member pursuant to this Agreement.

The allocations pursuant to Sections 5.3(a), (b) and (c) hereof shall be comprised of a proportionate share of each of the Company’s items of income and gain. The amounts of any Company income, gain, loss or deduction available to be specially allocated pursuant to this Section 5.3 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) of the definition of Net Income and Net Loss.

5.4 Transfer of Interest. In the event of a Transfer of all or part of a Membership Interest of a Member (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, or the admission of an Additional Member pursuant to Section 3.9, the shares of items of Net Income or Net Loss and specially allocated items allocable to the Membership Interest transferred shall be allocated between the Transferring Member and the Transferee in a manner determined by the Board in its discretion that is not inconsistent with the applicable provisions of the Code and Regulations.

5.5 Tax Allocations.

(a) (i) Section 704(b) Allocations. Subject to Section 5.5(b) hereof, each item of income, gain, loss, or deduction for Federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Net Income or Net Loss or is specially allocated pursuant to Section 5.3 hereof (a “Book Item”) shall be allocated among the Members in the same proportion as the corresponding Book Item is allocated among them pursuant to Section 5.2 or 5.3 hereof.

(ii) (A) If the Company recognizes Depreciation Recapture (as defined below) in respect of the sale of any Company asset,

(1) the portion of the gain on such sale which is allocated to a Member pursuant to Section 5.2 or Section 5.3 hereof shall be treated as consisting of a portion of the Company’s Depreciation Recapture on the sale and a portion of the balance of the Company’s remaining gain on such sale under principles consistent with Regulations Section 1.1245-1, and

(2) if, for Federal income tax purposes, the Company recognizes both “unrecaptured Section 1250 gain” (as defined in Section 1(h) of the Code) and gain treated as ordinary income under Section 1250(a) of the Code in respect of such sale, the amount treated as Depreciation Recapture under Section 5.5(a)(ii)(A)(1) hereof shall be comprised of a proportionate share of both such types of gain.

(B) For purposes of this Section 5.5(a)(ii), “Depreciation Recapture” means the portion of any gain from the disposition of an asset of the Company which, for Federal income tax purposes, (a) is treated as ordinary income under Section 1245 of the Code, (b) is treated as ordinary income under Section 1250 of the Code, or (c) is “unrecaptured Section 1250 gain” as such term is defined in Section 1(h) of the Code.

(b) Section 704(c) Allocations. In the event any property of the Company is credited to the Capital Account of a Member at a value other than its tax basis (whether as a result of a contribution of such property or a revaluation of such property pursuant to clause (b) of the definition of “Gross Asset Value”), then allocations of taxable income, gain, loss and deductions with respect to such property shall be made in a manner which will comply with Code Sections 704(b) and 704(c) and the Regulations thereunder. The Members hereby agree that the Company shall elect to use the “remedial allocation method” as described in Regulation Section 1.704-3(d) with respect to allocations related to any property of the Company.

(c) Tax Items Allocable to Particular Members. If the Company is required to recognize income, gain, deduction, or loss for tax purposes that is attributable to a particular Member, such items shall be allocated to such Member.

(d) Credits. All tax credits shall be allocated among the Members as determined by the Board in its discretion, consistent with applicable law.

The tax allocations made pursuant to this Section 5.5 shall be solely for tax purposes and shall not affect any Member’s Capital Account or share of non-tax allocations or distributions under this Agreement.

5.6 Requirement of Distributions.

(a) Within 10 Business Days following the end of each Quarter commencing with the Quarter ending on December 31, 2009, an amount equal to 100% of Available Cash from Operations shall, subject to Section 18-607 of the Act, be distributed in accordance with this Article V by the Company to the Members. All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Act, as applicable.

(b) Notwithstanding Section 5.6(a), in the event of the dissolution and liquidation of the Company, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 10.2.

(c) The Board shall treat taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Members, as a distribution of Available Cash from Operations to such Members.

5.7 Distributions of Available Cash from Operations. Available Cash from Operations, with respect to any Quarter, subject to Section 18-607 of the Act, shall be distributed 100% to all Members as follows:

(a) First, to Kinder Morgan in an amount equal to the KM Pre-Payout Distribution Amount and to GMX in an amount equal to the GMX Pre-Payout Distribution Amount until the cumulative amount distributed to Kinder Morgan pursuant to this Section 5.7(a) first equals the KM Investment; and

(b) Thereafter, to the Members pro rata in accordance with their respective Membership Interests.

ARTICLE VI

MANAGEMENT OF THE COMPANY

6.1 Generally. The management of the Company is fully vested in the Members, acting exclusively in their membership capacities. To facilitate the orderly and efficient management of the Company, the Members shall act collectively as a “committee of the whole,” which is hereby named the “Board.” The Company will not have “managers,” as that term is used in the Act, it being understood that the Board Members do not constitute “managers.” Decisions or actions taken by the Board in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Board Member, Officer and employee, if any, of the Company. Any Person dealing with the Company, other than a Member or a Member’s Affiliate, may rely on the authority of the Board or the Officers in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Except as otherwise agreed by Unanimous Consent, no Member shall have any unilateral right or authority to take any action on behalf of the Company or to bind or commit the Company to any agreements, transactions or other arrangements with respect to Third Parties or otherwise or to hold itself out as an agent of the Company. Except as otherwise expressly provided in this Agreement, each Member hereby (a) specifically delegates to the Board its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions of Section 18-407 of the Act, and (b) waives its right to bind the Company, as contemplated by the provisions of Section 18-402 of the Act.

6.2 Board.

(a) Each Member shall appoint one (1) Board Member. Each Board Member may notify the other Board Members, from time to time, of the identity of one representative of such Board Member who will represent him at any Board meeting which such Board Member is unable to attend (an “Alternate Board Member”). The term “Board Member” shall also refer to any Alternate Board Member that is actually performing the duties of the applicable Board Member in lieu of that Board Member.

(b) The initial Board Members and initial Alternate Board Members are set forth on Schedule 6.2.

(c) Each Board Member may vote by delivering his written proxy to another Board Member. A Board Member shall serve until he resigns or is removed as provided in Section 6.7.

(d) The Board may establish, name or dissolve one or more committees, each committee to consist of one or more of the Board Members. Any committee established pursuant to this Section 6.2(d) shall have and may exercise all the powers and authority delegated to such committee by the Board.

(e) Each Board Member shall have the full authority to act on behalf of the Member that designated such Board Member; the action of a Board Member at a meeting (or through a written consent) of the Board shall bind the Member that designated such Board Member; and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Board Member. In addition, the act of an Alternate Board Member shall be deemed the act of the Board Member for which such Alternate Board Member is acting, without the need to produce evidence of the absence or unavailability of such Board Member.

6.3 Powers of the Board.

(a) Subject to the provisions of Section 6.3(b) and 6.6, the Board (and any Officer or committee duly authorized by the Board) shall have the power, right and authority to take all actions which the Board deems necessary, useful or appropriate for the management and conduct of the Business or to the accomplishment of the purposes of the Company.

(b) Subject to the right and obligation of the Company to take actions in accordance with the terms of the Approved Affiliate Contracts or Approved Contracts, the Company shall not (directly or through any subsidiaries) and the Board shall not approve (directly or through committees) any action by the Company to, without Unanimous Consent:

(i) Sell, exchange, or dispose of any assets, in one or more related transaction, outside the ordinary course of business or with a fair market value in excess of $100,000;

(ii) Merge, consolidate, or enter into any joint venture with any Person;

(iii) Subject to Sections 3.5, 3.6 and 3.9, admit any Person as a Member or Substituted Member;

(iv) Amend the Certificate or amend this Agreement, except pursuant to the terms of Article XI;

(v) Issue, sell or repurchase Membership Interests or any other equity interests, or raise additional capital in any other manner;

(vi) Incur or refinance any indebtedness;

(vii) Engage, directly or indirectly, in any business activity that the Board determines would generate income that does not constitute “qualifying income” within the meaning of Section 7704(d) of the Code;

(viii) Enter into any natural gas gathering agreement on terms that are materially different from the terms of the Gathering Agreement, or any amendment or modification to any such agreements;

(ix) Commence or resolve any litigation or arbitration where the estimated amount in controversy is more than $100,000 or the settlement amount to be paid or received is more than $100,000);

(x) Enter into any agreement for the acquisition of assets or the provision of services, individually or in the aggregate, in excess of $250,000, unless all material economic terms have been expressly described in any approved Budget;

(xi) Grant a lien on, or otherwise encumber, any assets of the Company;

(xii) Enter into any agreement guaranteeing the obligations of another Person;

(xiii) Enter into any swap, exchange, commodity option or hedging agreement, or similar agreement, including all master agreements and any confirmations issued pursuant thereto;

(xiv) Lease or sublease any real property involving aggregate payments in excess of $100,000 in any calendar year, unless included in any approved Budget;

(xv) Lease any personal property involving aggregate payments in excess of $100,000 in any calendar year, unless included in any approved Budget;

(xvi) Enter into any consulting agreement both (A) providing annual compensation in excess of $50,000 and (B) that cannot be terminated on thirty (30) days or less notice without premium or penalty, unless included in any approved Budget;

(xvii) Enter into any agreement that purports to limit the freedom of or the Company to (A) engage in any line of business or (B) conduct business in any geographic area;

(xviii) Cause the Company to engage in any business other than the Business;

(xix) Change the Tax Matters Member of the Company to a Person other than GMX;

(xx) Enter into any agreement between the Company, on the one hand, and a Member, or any Affiliate of a Member, on the other hand;

(xxi) Dissolve or liquidate;

(xxii) Approve the Budget and any amendments thereto;

(xxiii) Declare bankruptcy, or file a petition, or seek protection, under any federal or state bankruptcy, insolvency or reorganization law; and

(xxiv) Hire any employee.

6.4 Budgets. For each Fiscal Year, the activities and operations of the Company for such period shall be set forth in the applicable approved Budget. Each Budget shall be prepared and approved or disapproved by the Board in the following manner:

(a) The Operator pursuant to the terms of the Pipeline Operating Agreement or any successor agreement with an Operator shall prepare and submit for approval of the Board the Operating Budget and the Capital Budget (individually and collectively, the “Budget”) in accordance with the terms of the Pipeline Operating Agreement.

(b) Board Members appointed by the Member Controlling the Operator shall vote to approve any Budget proposed by the Operator.

(c) The Board shall approve or disapprove a Budget no later than forty-five (45) days prior to the beginning of the next succeeding Fiscal Year. Except as provided in Section 4.4 of the Pipeline Operating Agreement, if the Board disapproves a proposed Operating Budget, then, until the Board has approved a revised Operating Budget, the Company is authorized to incur only costs set forth in any line item approved by the Board. If the Board fails to approve or disapprove an Operating Budget at least forty-five (45) days prior to the beginning of the next succeeding Fiscal Year or revised Operating Budget, then the Company will continue to operate under the existing Operating Budget until the new Operating Budget is approved, except that the items in the existing Operating Budget (but not the Capital Budget) will be increased by an amount that is equal to the percentage difference between the seasonally unadjusted Consumer Price Index for All Urban Consumers (all items), U.S. City Average (1982-84 = 100), as published by the U.S. Department of Labor, Bureau of Labor Statistics (the “CPI-U”) for the month of May of the year prior to the year of the dispute and the seasonally unadjusted CPI-U for the month of May in the year of the dispute. Except as provided in Section 4.4 of the Pipeline Operating Agreement, if the Board fails to approve a Capital Budget at least forty-five (45) days prior to the beginning of the next succeeding Fiscal Year or revised Capital Budget, then, until the Board has approved a new or revised Capital Budget, the Company is authorized to incur capital expenditures only with respect to projects previously approved in a Capital Budget.

(d) If, during the period covered by an approved Budget, the President of the Company determines that an adjustment to the estimated costs set forth in such Budget is necessary or appropriate, then the President and the Chief Financial Officer of the Company shall submit to the Board for approval an adjusted Budget setting forth such adjusted or additional line items as are necessary or required. The Board shall approve or disapprove the adjusted Budget within fifteen (15) days after receipt of such adjusted Budget.

6.5 Meetings of the Board.

(a) Regular meetings of the Board shall be held quarterly, at the principal offices of the Company, or at such other times or places as determined by the Board. Special meetings of the Board may be called by any of the Board Members. Each Member shall use commercially reasonable efforts, in good faith, to cause its designated Board Member and/or Alternate Board Member to attend each regular or special meeting of the Board. For the avoidance of doubt, both Board Members and Alternate Board Members are permitted to attend all meetings of the Board. The Board may also invite one or more of the Officers to attend meetings of the Board.

(b) Notice of the time and place of any regular meeting of the Board shall be in accordance with the meeting schedule approved by the Board or by providing notice at least three (3) calendar days but no more than thirty (30) calendar days prior to the meeting. Special meetings of the Board may be called by providing at least three (3) calendar days’ notice prior to the meeting. Special meetings of the Board to deal with emergencies may be called by providing at least six (6) hours’ notice prior to the meeting, so long as each Board Member provides written confirmation of receipt of notice or waives notice (including by attending the emergency meeting). Written notice of meetings of the Board, including the purpose of the meeting, shall be given to each Board Member (and each Alternate Board Member) with the notice of the meeting. Any Board Member may waive notice of any meeting by the execution of a written waiver prior or subsequent to such meeting. The attendance of a Board Member at any meeting shall constitute a waiver of notice of such meeting, except where a Board Member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Board, need be specified in the waiver of notice of such meeting.

(c) All meetings of the Board shall be presided over by the Chairman of the Board. The Company’s Secretary shall act as the secretary of the meeting who shall make a written record of the proceedings of such meeting and shall be provided to the Members promptly after the meeting. The initial Chairman of the Board shall be Harry C. Stahel, Jr., and subsequently the Chairman of the Board shall be elected annually by GMX, so long as GMX is the Operator, or otherwise by Kinder Morgan.

(d) The Board may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement, and, provided further that such rules and regulations shall permit Board Members to participate in meetings by telephone or video conference or the like or by written proxy, and such participation shall be deemed attendance for purposes of determining whether a quorum is present.

6.6 Quorum and Voting.

(a) The attendance of Board Members representing not less than a Required Consent shall constitute a quorum of the Board for the transaction of business.

(b) All actions and approvals of the Board shall be approved and passed at a meeting at which a quorum is present by the Required Consent, except where a Unanimous Consent is specifically required under the terms of this Agreement.

(c) Any Board Member may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can communicate with each other.

(d) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by Board Members constituting a Required Consent or Unanimous Consent, as may be required to approve such action at a meeting of the Board held for such purpose. Each written consent shall bear the date and signature of each Board Member who signs the consent and a copy of such consent shall be promptly delivered to any Board Member who has not signed such consent.

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6.7 Resignation; Removal and Vacancies.

(a) Any Board Member may resign at any time by giving written notice to the Board. The resignation of any Board Member shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) Any Board Member may be removed at any time, with or without cause, by the Member who appointed such Board Member. The removal of a Board Member shall be effective only upon receipt of notice thereof by the remaining Board Members.

(c) Each Member shall have a Board Member and Alternate Board Member at all times. Any vacancy in the number of Board Members or Alternate Board Members occurring for any reason shall be filled promptly by the appointment of a new Board Member or Alternate Board Member, as applicable, by the Member who was represented by such Board Member or Alternate Board Member. The appointment of a new Board Member or Alternate Board Member, as applicable, by the Member is effective upon receipt of notice thereof by or at such time as shall be specified in such notice to the remaining Board Members.

6.8 Discharge of Duties; Reliance on Reports. Each Board Member may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the Board. The Board may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act taken or omitted in reliance upon the opinion of such Persons as to matters that the Board Members reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. No Board Member shall have any fiduciary or quasi-fiduciary duty to the Company or the Members pursuant to this Agreement and any standard of care and duty otherwise imposed on any Board Member by this Agreement or under the Act or any Law shall be eliminated to the fullest extent permitted by Law.

6.9 Officers.

(a) The officers of the Company shall be a President, Vice President, a Secretary and Treasurer (the “Officers”). The Officers shall be appointed by GMX, so long as GMX is the Operator, or otherwise by Kinder Morgan. The initial Officer appointees are listed on Schedule 6.9(a).

(b) GMX, so long as GMX is the Operator, or otherwise Kinder Morgan may appoint such other Officers as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

(c) The authority of any officers of the Company shall be restricted to the carrying on of the day-to-day affairs of the Company and any such authority shall be subject to the supervisory control of the Board. Unless the Board decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties set forth below and those that are normally associated with that office:

(i) President. Unless otherwise specified by the Board, the President shall be the chief executive officer and chief operating officer of the Company and have such general executive powers to manage the Business, and such other powers and duties as the Board may from time to time prescribe.

(ii) Vice President. In the absence of the President, or in the event of his inability or refusal to act, the Vice President shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

(iii) Secretary. The Secretary shall keep the minutes of the meetings of the Board, and shall exercise general supervision over the files of the Company. The Secretary shall give notice of meetings and shall perform other duties commonly incident to such office.

(iv) Treasurer. The Treasurer shall have responsibility for the custody of all funds and securities of the Company, and shall have such other powers and duties as may be assigned to the Treasurer by the Board or the President.

6.10 Term of Officers.

(a) An Officer shall serve until he resigns, his term expires or he is removed as provided in Section 6.10(b). Any Officer of the Company may resign at any time by giving written notice to the Board. The resignation of any Officer shall take effect upon receipt of notice or at such later time as shall be specified in such notice; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

(b) If any vacancy shall occur in any office, for any reason whatsoever, then GMX, so long as GMX is the Operator, otherwise Kinder Morgan shall have the right to elect a new Officer to fill the vacancy. The election of a new Officer to fill a vacancy is effective upon receipt of notice thereby or at any such later time as shall be specified in such notice to the Board. Any Officer may be removed at any time, with or without cause, by GMX, so long as GMX is the Operator, otherwise Kinder Morgan and any vacancy due to a such removal shall be filled by the appointment of GMX, so long as GMX is the Operator, otherwise Kinder Morgan. GMX, so long as GMX is the Operator, otherwise Kinder Morgan may remove any Officer with or without cause. The removal of any Officer shall be effective only upon receipt of notice thereof by the Board.

6.11 Approved Contracts; Affiliate Contracts. The Members hereby ratify, confirm and approve the Company entering into, and performing its obligations under, the Approved Contracts and the Approved Affiliate Contracts. The Members acknowledge that the Company may from time to time enter into contracts with a Member or an Affiliate of a Member (any such contract, an “Affiliate Contract”), including the Approved Affiliate Contracts. With respect to any such Affiliate Contract,

(a) the Company shall enter into any such contract (other than the Approved Affiliate Contracts, which are hereby expressly approved pursuant to this Section 6.11) only with the approval of the Board, and the negotiation of any such Affiliate Contract shall be conducted on behalf of the Company by or under the direction of the Board Members of only those Members which are not themselves, nor are their Affiliates, to be a party to such Affiliate Contract;

(b) if the Affiliate that is party to any such contract is not the Parent of such Member, such Member’s Parent shall provide a Guaranty Agreement guaranteeing the obligations of such Member’s Affiliate arising under such Affiliate Contract; and

(c) any matters involving such Affiliate Contract shall be conducted by or under the direction of the Board, provided that a Board Member of a Member that is a party to, or has an Affiliate that is a party to, such Affiliate Contract shall not participate in a vote at a meeting of the Board regarding decisions to: (1) approve and authorize the Company to enter into such Affiliate Contract; (2) remove key personnel under such Affiliate Contract to the extent permitted by the terms thereof; (3) exercise any audit or review rights thereunder; (4) dispute contested invoices transmitted to the Company pursuant to such Affiliate Contract; (5) assert a default by the other party thereunder, and exercise remedies thereunder; (6) consent to assignment by the other party to such Affiliate Contract where applicable, subject to any applicable standards for consent contained within such Affiliate Contract; (7) exercise the rights of the Company in the event of prohibited conduct under the terms of such Affiliate Contract, (8) negotiate and agree to any change in, or any consent or waiver under, such Affiliate Contract, (9) terminate an Affiliate Contract in accordance with the terms thereof and/or (10) grant or agree to any consent, approval or waiver by the Company under such Affiliate Contract.

6.12 Insurance. The Company shall obtain and maintain, or cause to be obtained and maintained, in effect insurance as determined by the Board. The Company may also obtain and maintain insurance covering the Board Members and the Officers arising from their actions on behalf of the Company.

6.13 Compensation and Reimbursement. The Board Members and Officers shall not receive from the Company any compensation for managing the affairs of the Company. The Company shall reimburse such Persons for any authorized out-of-pocket expenses reasonably incurred on behalf of the Company, as approved by the Board.

ARTICLE VII

INDEMNIFICATION

7.1 Right to Indemnification. Subject to the limitations and conditions as provided herein or by Laws, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Member of the Company, a Board Member, a member of a committee of the Company or an Officer of the Company, or while such a Person is or was serving at the request of the Company as a director, officer, partner, venturer, member, trustee, employee, agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, shall be indemnified by the Company to the extent such Proceeding or other above-described process relates to any such above-described relationships with, status with respect to, or representation of any such Person to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Laws permitted the Company to provide prior to such amendment), against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder for any and all liabilities and damages related to and arising from such Person’s activities while acting in such capacity; provided, however, that no Person shall be entitled to indemnification under this Section 7.1 in the event the Proceeding involves acts or omissions of such Person which constitute an intentional breach of this Agreement or gross negligence or willful misconduct on the part of such Person. The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VII could involve indemnification for negligence or under theories of strict liability.

7.2 Indemnification of Officers, Employees (if any) and Agents. The Company may indemnify, and advance expenses to, Persons who are not or were not a Member, including current and former Board Members, Officers, employees (if any) or agents of the Company, and those Persons who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, member, trustee, employee (if any), agent or similar functionary of another foreign or domestic general partnership, corporation, limited partnership, joint venture, limited liability company, trust, employee (if any) benefit plan or other enterprise against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to a Member under this Article VII.

7.3 Advance Payment. Any right to indemnification conferred in this Article VII shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by a Person entitled to be indemnified under Sections 7.1 and 7.2 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the requirements necessary for indemnification under this Article VII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.

7.4 Appearance as a Witness. Notwithstanding any other provision of this Article VII, the Company may pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Article VII in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

7.5 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right which a Person indemnified pursuant to Sections 7.1 and 7.2 may have or hereafter acquire under any Laws, this Agreement, or any other agreement, vote of Members or otherwise.

7.6 Insurance. The Company shall, in accordance with Section 6.12, purchase and maintain indemnification insurance, at its expense, to protect itself and any other Persons from any expenses, liabilities, or losses that may be indemnified under this Article VII.

7.7 Board Notification. Any indemnification of or advance of expenses to any Person entitled to be indemnified under this Article VII shall be reported in writing to the Board with or before the notice or waiver of notice of the next meeting of the Board or with or before the next submission to the Board of a consent to action without a meeting and, in any case, within the twelve (12) month period immediately following the date the indemnification or advance was made.

7.8 Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Article VII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by Laws.

7.9 Scope of Indemnity. For the purposes of this Article VII, references to the “Company” include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity. Thus, any Person entitled to be indemnified or receive advances under this Article VII shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving entity as he would have if such merger, consolidation, or other reorganization never occurred.

ARTICLE VIII

TAXES

8.1 Tax Returns. The Tax Matters Member shall cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company is required to file tax returns. The Tax Matters Member shall provide the other Members an opportunity to review and comment upon any such tax returns prior to the filing of such tax returns. Within twenty (20) days after the end of each Fiscal Year, the Tax Matters Member will cause to be delivered to each Member, any information requested by any Member with respect to the Company as may be necessary for the preparation of such Member’s Federal income tax returns for such Fiscal Year.

8.2 Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a) to adopt the accrual method of accounting;

(b) an election pursuant to Section 754 of the Code;

(c) to deduct the organizational expenses of the Company as permitted by Section 709(b) of the Code;

(d) to deduct the start-up expenditures of the Company as permitted by Section 195(b) of the Code; and

(e) any other election that the Board may deem appropriate and in the best interests of the Company or Members, as the case may be.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

8.3 Tax Matters Member. The “Tax Matters Member” of the Company pursuant to section 6231(a)(7) of the Code shall be GMX, if GMX is a Member or an Affiliate of a Member, or if not, as selected by the Board by Unanimous Consent. The Tax Matters Member shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of section 6223 of the Code and shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Tax Matters Member may not take any action contemplated by sections 6222 through 6231 of the Code without the consent of the Board, but this sentence does not authorize the Tax Matters Member to take any action left to the determination of an individual Member under sections 6222 through 6231 of the Code. The Tax Matters Member shall provide any Member, upon request, access to all accounting and tax information, workpapers and schedules related to the Company.

ARTICLE IX

ACCOUNTING, RECORDS, REPORTS, AND BANK ACCOUNTS

9.1 Method of Accounting. Unless otherwise determined by the Board, the books of account and reports of the Company shall be maintained or prepared, as the case may be, in accordance with GAAP; provided, however, that for purposes of making distributions hereunder and maintaining Capital Accounts, the provisions of this Agreement shall apply. Each Member acknowledges that the Capital Account of each Member for the purposes described in the preceding sentence is not computed in accordance with GAAP.

9.2 Books and Records.

(a) Books of Account and Records. Proper and complete records and books of account of the Company, including all such transactions and other matters as are usually entered into records and books of account maintained by Persons engaged in businesses of like character or as are required under applicable Law, shall be maintained by the Company. The Company also shall keep at its principal place of business all minutes of proceedings of the Board, all records relating to the Company required by the LLC Act and any other applicable Laws to be kept at such office.

(b) Inspection. All records and books of account described in Section 9.2(a) shall be open to inspection and copying by either Member or its representatives at any reasonable time during normal business hours and at such Member’s expense.

9.3 Financial Statements and Reports.

(a) Monthly Financial Statements. On the last day of each month, the Company shall cause to be furnished to each Member the financial information in the form presented on Schedule 9.3(a) to reflect the Company’s estimated financial position as of the end of such month. Within twenty-five (25) days after the close of each month of each Fiscal Year, the Company shall cause to be furnished to each Member monthly unaudited consolidated financial statements for the Company prepared in accordance with GAAP (but without footnotes and subject to Fiscal Year-end audit adjustments and in a format reasonably acceptable to each of the Members), including (a) a balance sheet showing the Company’s financial position as of the end of such month, (b) supporting profit and loss statements, and (c) statements of operations, capital, retained earnings and cash flows for such month, and setting forth a comparison of the actual results for such month and the Fiscal Year to date with actual amounts for the corresponding month in the preceding Fiscal Year, and for the preceding Fiscal Year to date.

(b) Annual Financial Statements. Within forty five (45) days after the end of each Fiscal Year of the Company commencing with Fiscal Year 2009, the Company shall cause to be furnished to each Member consolidated financial statements with respect to such Fiscal Year for the Company, consisting of (a) a balance sheet showing the Company’s financial position as of the end of such Fiscal Year, (b) supporting profit and loss statements, and (c) statements of operations, capital, retained earnings and cash flows for such Fiscal Year, and setting forth a comparison of the actual results for such Fiscal Year with actual amounts for the preceding Fiscal Year. The annual financial statements shall be prepared in accordance with GAAP. Within seventy-five (75) days after the end of each Fiscal Year of the Company for which annual financial statements are required hereunder, such annual financial statements shall be audited in accordance with generally accepted auditing standards and certified by Smith, Carney & Co., p.c., or another registered independent firm of certified public accountants as may be approved or changed by the Board, and that firm’s audit report and attestation as to the Company’s internal control of financial reporting shall accompany an audited copy of the annual financial statements and shall be furnished by the Company to each Member.

(c) Within fifteen (15) days after the request of a Member, the Company shall deliver to such Member accounting, tax information and schedules as shall be necessary for tax reporting purposes by each Member with respect to the relevant calendar year.

(d) In addition to the obligations under subsections (a), (b) and (c) of this Section 9.3, the Company shall timely prepare and deliver (or cause to be timely prepared and delivered) to any Member, upon request, all of such additional financial statements, notes thereto and additional financial information as may be required in order for each Member or an Affiliate of such Member to comply with any reporting requirements under (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and (iii) any national securities exchange or automated quotation system.

(e) The Company shall deliver to each Member, promptly after the receipt thereof by the Company, such reports, forecasts, studies, budgets and other information that is provided to the Company by the Operator or GMX under the Services Agreement from time to time.

(f) The Company shall also cause to be prepared and delivered to each Member such other reports, forecasts, studies, budgets and other information as the Board may request from time to time.

(g) With reasonable promptness, the Company shall deliver to each Member such other information and financial data concerning the Company any such Member may reasonably request.

9.4 Tax Statements. On or before the last day of March during the existence of the Company, the Company shall cause each Member to be furnished with all information reasonably necessary or appropriate to file its respective tax reports, including its Schedule K-1, apportionment schedules and a schedule of Company book-tax differences for the immediately preceding tax year. In addition, to the extent reasonably possible, the Company will cause each Member to be provided with estimates of all such information on or before the first day of February each year.

ARTICLE X

DISSOLUTION, LIQUIDATION, AND TERMINATION

10.1 Dissolution. Subject to the provisions of Section 10.2 and any Laws, the Company shall dissolve and its affairs shall be wound up only on the first to occur of the following (each a “Liquidating Event”):

(a) approval of the Board Members by Unanimous Consent;

(b) a sale of all or substantially all of the assets of the Company; or

(c) entry of a decree of judicial dissolution of the Company under section 18-802 of the Act.

10.2 Liquidation and Termination. Subject to Section 10.2(d), upon dissolution of the Company, a representative of the Company selected by the Board (not including any Board Member appointed by a Member in Default at the time of dissolution) shall act as a liquidator or may appoint one or more Members as liquidator (“Liquidator”). The Liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the Liquidator shall continue to operate the Company properties for a reasonable period of time to allow for the sale of all or a part of the assets thereof with all of the power and authority of the Members. The steps to be accomplished by the Liquidator are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(b) The Liquidator shall cause any notices required by Law to be mailed to each known creditor of and claimant against the Company in the manner described by such law.

(c) Upon dissolution of the Company, and subject to Section 10.2(d) below, the Liquidator shall sell the assets of the Company at the best price available. The property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof. The Liquidator may sell any or all Company property, including to one or more of the Members (other than any Member in Default at the time of dissolution), provided that any such sale to a Member must be made on an arm’s length basis under terms which are in the best interest of the Company. If any assets are sold or otherwise liquidated for value, the Liquidator shall proceed as promptly as practicable in a commercially reasonable manner to implement the procedures of this Section 10.2(c).

(d) Prior to offering any assets of the Company for sale to any Third Party, the Liquidator shall deliver to GMX a written offer to sell all, but not less than all, of the Company’s assets to GMX at a price equal to the Fair Market Value of such assets or at such lesser price that Kinder Morgan and GMX may agree (as applicable, the “Liquidation Price”). GMX shall have 60 days after receipt of such written offer within which to advise the Liquidator in writing whether or not it will acquire all of the Company’s assets at the Liquidation Price. If GMX elects to acquire the Company’s assets, then the Company and GMX shall close such transaction no later than 30 days after the date of GMX’s notice to the Liquidator evidencing such election. If such transaction has not closed within such 30 days or if GMX does not elect to acquire the Company’s assets as set forth herein, the Liquidator shall sell such assets in accordance with Section 10.2(c).

(e) Subject to the terms and conditions of this Agreement and the Act (especially section 18-803), the Liquidator shall distribute the assets of the Company in the following order of priority:

(i) first, to creditors of the Company (including creditors who are Members) in satisfaction of the liabilities of the Company, including any accrued liabilities arising under the Affiliate Contracts (whether by payment or the making of reasonable provision for payment thereof);

(ii) second, if Kinder Morgan has not received prior distributions pursuant to Section 5.7 in an amount equal to the sum of (A) the KM Investment and (B) the KM Cumulative Return, 100% to Kinder Morgan until the cumulative amount distributed to Kinder Morgan pursuant to Section 5.7 and this Section 10.2(e)(ii) equals the sum of (C) the KM Investment and (D) the KM Cumulative Return;

(iii) third, if GMX has not received prior distributions pursuant to Section 5.7 in an amount equal to the sum of (A) the GMX Investment and (B) the GMX Cumulative Return, 100% to GMX until the cumulative amount distributed to GMX pursuant to Section 5.7 and this Section 10.2(e)(iii) equals the sum of (C) the GMX Investment and (D) the GMX Cumulative Return; and

(iv) fourth, remaining amounts, if any, shall be distributed to the Members pro rata in accordance with their respective Membership Interests.

(v) The Liquidator shall determine whether any assets of the Company shall be liquidated through sale or shall be distributed in kind. A distribution in kind of an asset to a Member shall be considered, for the purposes of this Article X, a distribution in an amount equal to the fair market value of the assets so distributed as determined in good faith by the Liquidator in its reasonable discretion.

(vi) The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Member immediately prior to the distribution of the Company’s assets pursuant to this Section 10.2 (after the satisfaction of the obligations of the Company to creditors pursuant to Section 10.2(e)(i) hereof) being equal to the amount that is distributable to such Member pursuant to Section 10.2. However, notwithstanding anything to the contrary in this Agreement, liquidating distributions shall be made pursuant to this Section 10.2 regardless of whether the allocations and distributions provided for in this Agreement result in final Capital Account balances that equal the amounts the Members are entitled to pursuant to this Section 10.2.

10.3 Provision for Contingent Claims.

(a) The Liquidator shall make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown; and

(b) If there are insufficient assets to both pay the creditors pursuant to Section 10.2 and to establish the provision contemplated by Section 10.3(a), the claims shall be paid as provided for in accordance to their priority, and, among claims of equal priority, ratably to the extent of assets therefor.

10.4 Deemed Contribution and Distribution. In the event the Company is “liquidated” within the meaning of Regulation section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Company’s property shall not be liquidated, the Company’s liabilities shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all Company property and liabilities to a new limited liability company in exchange for an interest in such new limited liability company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited liability company to the Members.

ARTICLE XI

AMENDMENT OF THE AGREEMENT

11.1 Amendments to be Adopted by the Company. Each Member agrees that the appropriate Officer of the Company, in accordance with and subject to the limitations contained in Article VI, may execute, swear to, acknowledge, deliver, file and record whatever documents may be required to reflect:

(a) a change in the location of the principal place of business of the Company or the registered agent or office of the Company;

(b) admission or substitution of Members whose admission or substitution has been made in accordance with this Agreement;

(c) a change that the Board believes is reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the Laws of any state or that is necessary or advisable in the opinion of counsel for the Company to ensure that the Company will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes; and

(d) an amendment that is necessary, in the opinion of counsel, to prevent the Company or its officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

11.2 Amendment Procedures. Except as provided in Section 11.1, all amendments to this Agreement must be in writing and signed by all of the Members.

ARTICLE XII

MEMBERSHIP INTERESTS

12.1 Certificates. Membership Interests will not be certificated unless otherwise approved by, and subject to the provisions set by, the Board.

12.2 Registered Holders. The Company shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of the indicated Membership Interest and shall not be bound to recognize any equitable or other claim to or interest in such Membership Interest on the part of any Person other than such registered owner, whether or not it shall have express or other notice thereof, except as otherwise provided by Law.

12.3 Security. For purposes of providing for Transfer of, perfecting a Security Interest in, and other relevant matters related to, a Membership Interest, the Membership Interest will be deemed to be a “security” subject to the rules set forth in Chapters 8 and 9 of the Delaware Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by the State of New York or any other relevant jurisdiction.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement and supersedes (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Members with respect to the subject matter hereof, but excluding any applicable Approved Affiliate Contract.

13.2 Waivers. Neither action taken (including any investigation by or on behalf of any party) nor inaction pursuant to this Agreement, shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the party not committing such action or inaction. A waiver by any party of a particular right, including breach of any provision of this Agreement, shall not operate or be construed as a subsequent waiver of that same right or a waiver of any other right.

13.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

13.4 Member Deadlocks; Negotiations.

(a) Member Deadlocks. Except for any matter or proposal covered by the immediately succeeding sentence, Board approval or disapproval of any matter shall not be subject to the provisions of this Section 13.4. If any matter or proposal requiring:

(i) less than a Unanimous Consent of the Board Members for approval thereof (A) is brought before the Board Members and receives neither (1) the Required Consent voting for such matter or proposal nor (2) the Required Consent voting against (not including abstentions or other non-votes) such matter or proposal or (B) a quorum is not present at three consecutive meetings called for purposes including such matter or proposal, or

(ii) Unanimous Consent of the Board Members for approval thereof pursuant to Sections 6.3(b)(ix) or 6.3(b)(xxii) with regard to the Company, (A) is brought before the Board Members and receives neither (1) the Unanimous Consent voting for such matter or proposal nor (2) the Unanimous Consent voting against (not including abstentions or other non-votes) such matter or proposal or (B) a quorum is not present at three consecutive meetings called for purposes including such matter or proposal;

then, in either case, any Board Member, by written notice to the other Board Members given within three (3) Business Days after the initial vote on such matter or proposal, may call a meeting of the Board Members to reconsider such matter or proposal, such meeting to be held when, where and as reasonably specified in said notice, but not less than three (3) Business Days nor more than seven (7) Business Days after the date of such vote. If such meeting is called and held as herein provided and (i) the matter or proposal is offered at such meeting again and (x) does not receive a Required Consent or Unanimous Consent, as the case may be, voting for such matter or proposal or (y) does not receive at a Required Consent or Unanimous Consent, as the case may be, voting against (not including abstentions or other non-votes) such matter or proposal or (ii) a quorum is not present at such meeting, then any Board Member may within three (3) Business Days thereafter submit the matter to further negotiation, and, if applicable, mediation and binding arbitration, in accordance with this Section 13.4. If no Board Member calls such a meeting within the first three (3) Business Day period herein provided for or if further negotiation is not requested within the three (3) Business Day period after the second meeting, no Board Member shall thereafter have any right to request further negotiation or binding arbitration regarding such matter or proposal.

(b) Further Negotiation. Any Board Member wishing to submit a matter or proposal to further negotiation as permitted above shall do so by giving written notice of further negotiation to the other Board Members containing a brief description of the nature of the dispute to be further negotiated and the position of the Board Member initiating further negotiation. Upon receipt of such notice, the Board Members shall immediately meet at a time and place mutually agreed upon or, if no time and place is agreeable, at the principal office of the Company at 10:00 a.m. local time on the third (3rd) Business Day after the date of receiving the notice of further negotiations. Notwithstanding anything in this Agreement to the contrary, if any Board Member does not attend such meeting, any Board Member may immediately invoke the provisions of Section 13.4(c).

(c) Final Negotiations. If, at the meeting contemplated in Section 13.4(b), the Board Members are unable to agree on a course of action to address the reason for the meeting, any Board Member may declare an impasse (“Impasse”) by giving written notice to the other Board Members (an “Impasse Notice”). Within twenty (20) Business Days after receipt of such Impasse Notice, the chief executive officer or president of each Parent (each, an “Executive Officer”) of a Member shall meet in a good faith effort to reach accords that will end the Impasse. If a decision is not made by common accord that ends the Impasse within thirty (30) days after the date that the Executive Officers meet, any Board Member may declare a final Impasse (“Final Impasse”) by written notice to the other Board Members. Notwithstanding anything in this Agreement to the contrary, if any Executive Officers refuse to meet with the other Executive Officers, any Board Member may immediately invoke the provisions of Section 13.4(d).

(d) Mediation. If within ten (10) Business Days following receipt of a Final Impasse neither (i) a Required Consent or Unanimous Consent, as the case may be, votes for such matter or proposal nor (ii) a Required Consent or Unanimous Consent, as the case may be, votes against (not including abstentions or other non-votes) such matter or proposal, then the Board shall submit the matter or proposal to mediation which shall be administered by the American Arbitration Association under its Commercial Mediation Rules.

(e) Binding Arbitration. If within twenty (20) Business Days following the submission of the disputed matter or proposal to mediation in accordance with Section 13.4(d), such matter or proposal has not been resolved, then any Board Member may subject the matter or proposal to binding arbitration in accordance with Section 13.15, without compliance with Section 13.15(b)(i), 13.15(b)(ii) or 13.15(b)(iii).

13.5 Governing Law; Severability.

(a) THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED AND SHALL BE CONSTRUED, INTERPRETED AND GOVERNED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act or Laws, the applicable provision of the Act or other Laws, as the case may be, shall control. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by the Act or other Laws, as the case may be.

13.6 Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the Members agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Members shall take or cause to be taken all such necessary action.

13.7 Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that it has actual notice of all of the provisions of this Agreement. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions.

13.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

13.9 Attendance via Communications Equipment. Unless otherwise restricted by law or this Agreement, the Board or committees may hold meetings by means of telephone conference or other communications equipment by means of which all Persons participating in the meeting can effectively communicate with each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

13.10 Books and Records. The officers of the Company shall keep correct and complete books and records of account, including the names and addresses of all Members and the number and class of the interest held by each at its registered office or principal place of business, or at the office of its transfer agent or registrar.

13.11 Audit Rights of Members.

(a) Each Member shall have the right to audit the books and records of the Company no more frequently than once every twelve (12) months. Such audits shall be conducted at the cost of the Member(s) requesting same. The audit rights with respect to any calendar year shall terminate on and as of the last day of the second calendar year immediately following the calendar year in question. A Member may exercise its audit rights hereunder by giving at least thirty (30) days written notice to the Company of the desire to perform such audit, which notice shall include the estimated timing and other particulars related to such audit. The audit shall be conducted during normal business hours of the Company. The audit shall not unreasonably interfere with the operation of the Company.

(b) Any Member shall have the right to cause the Company or a Subsidiary of the Company to exercise its inspection and audit rights, if any, under the Pipeline Operating Agreement or Services Agreement. The costs related thereto shall be paid by the Member(s) requesting same.

13.12 No Third Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the Members and their respective successors and permitted assigns and, solely with respect to Article VII, the Persons entitled to be indemnified as described therein. Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person or Governmental Entity, including (a) the Company, (b) any Person or Governmental Entity to whom any debts, liabilities or obligations are owed by the Company or any Member, or (c) any liquidator, trustee or creditor acting on behalf of the Company, and no such creditor or any other Person or Governmental Entity shall have any rights under this Agreement, including rights with respect to enforcing the payment of Capital Contributions.

13.13 Notices. Except as otherwise expressly provided in this Agreement to the contrary (including in the definition of the term Default), all notices, requests, demands, and other communications required or permitted to be given or made hereunder by a party shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) delivered by prepaid overnight courier service requiring acknowledgment of receipt, (iv) delivered by electronic mail confirmed by a non-automated response from the recipient, or (v) delivered by confirmed facsimile transmission to the parties at the following addresses (or at such other addresses as shall be specified by the parties by similar notice):

(a) if to the Company, to:

Endeavor Gathering LLC

9400 North Broadway, Suite 600

Oklahoma City, Oklahoma 73114

Attention: Harry C. Stahel, Jr.

Facsimile: (405) 600-0600

e-mail: hstahel@gmxresources.com

and

each of the Members listed on Exhibit A at the address set forth therein.

(b) if to the Members, to each of the Members listed on Exhibit A at the address set forth therein.

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of three (3) days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by facsimile or electronic mail transmission, when the required confirmation is received if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.

13.14 Remedies.

(a) Remedy Upon Event of Default. For so long as a Member is in Default, the rights, but not obligations, of such Member hereunder, including the right to vote and receive distributions from the Company pursuant to Article V, shall be suspended; provided, however, that any distributions that would have been paid by the Company to such Member except for the application of this Section 13.14(a) shall be deposited by the Company into an interest-bearing account owned and controlled by the Company, and upon (i) such Member no longer being in Default and (ii) if applicable, the final resolution of any dispute between the Company and such Member related to any Default, the funds held in such account shall be distributed as follows: (A) if and to the extent applicable, on behalf of such Member to the Company to satisfy any obligations owed by such Member to the Company and (B) with respect to any funds remaining after the distribution required under subparagraph (A), to such Member. With respect to any Default that cannot reasonably be cured by action of the defaulting Member, such Default shall not be deemed to be continuing after the defaulting Member has (i) entered into and satisfied its obligations under a binding settlement with the Company related to such Default or (ii) satisfied its obligations arising from arbitration or any judicial proceeding related to such Default.

(b) Remedy Not Exclusive. The rights of the non-defaulting Members set forth in Section 4.3 and this Section 13.14 shall be in addition to such other rights and remedies that may exist at law, in equity or under contract on account of such Default. Without limiting the generality of the foregoing, the Members acknowledge that an award of damages for failure to comply with Sections 3.5, 3.6, 3.10, 13.15 and 13.16 would not be an adequate remedy for the Members attempting to enforce such provisions, and accordingly the Members expressly authorize any such Members to bring an action against the other Members to compel the specific performance by such other Members of their obligations to comply with such provisions.

(c) Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Other than the obligation to arbitrate pursuant to Section 13.15, in lieu of seeking judicial remedies, nothing herein shall be considered an election of remedies. In addition, any successful party is entitled to costs related to enforcing this Agreement, including, without limitation, attorneys’ fees, and arbitration expenses. NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE MEMBERS WAIVE ANY AND ALL RIGHTS, CLAIMS OR CAUSES OF ACTION AGAINST ONE ANOTHER ARISING UNDER THIS AGREEMENT FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. A PARTY MAY RECOVER FROM ANY OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES INCLUDING INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE AND OTHER DAMAGES PAID OR OWED TO ANY THIRD PERSON FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM SUCH OTHER PARTY.

13.15 Disputes.

(a) Applicability. Any controversy or claim, whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) arising out of or related to this Agreement (including any amendments or extensions), or the breach or termination thereof, or any dispute made subject to arbitration under Section 13.4(e), shall be settled by arbitration in accordance with the then current CPR Institute Rules for Non-Administered Arbitration of Business Disputes, and this provision. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 116 to the exclusion of any provision of Law inconsistent therewith or which would produce a different result, and judgment upon the award rendered by the Arbitrator may be entered by any court having jurisdiction. Notwithstanding the foregoing and, except as provided under Section 13.5(d), this Section shall not apply to any of the rights of non-Delinquent Members set forth in Section 4.3. Any dispute to which this Section 13.15 applies is referred to herein as a “Dispute.” With respect to a particular Dispute, each Person that is a party to such Dispute is referred to herein as a “Disputing Party.” The provisions of this Section 13.15 shall be the exclusive method of resolving Disputes.

(b) Negotiation to Resolve Disputes. If a Dispute arises, the Disputing Parties shall attempt to resolve such Dispute through the following procedure:

(i) first, each of the Disputing Parties shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;

(ii) second, if the Dispute is still unresolved after ten (10) Business Days following the commencement of the negotiations described in Section 13.15(b)(i), then an Executive Officer of each Disputing Party, on behalf of such Disputing Party, shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;

(iii) third, if the Dispute is still unresolved after ten (10) Business Days following the commencement of the negotiations described in Section 13.15(b)(ii), then the Disputing Parties will submit the Dispute to mediation, which shall be administered by the American Arbitration Association under its Commercial Mediation Rules; and

(iv) fourth, if the Dispute is still unresolved after twenty (20) Business Days following the commencement of the mediation described in Section 13.15(b)(iii), then any Disputing Party may submit such Dispute to binding arbitration under this Section by written notice to the other Disputing Parties (an “Arbitration Notice”) delivered within thirty (30) Business Days thereafter.

(v) At the same time that the Disputing Party sends an Arbitration Notice to the other Disputing Parties, it shall also send an Arbitration Notice to the regional office of the CPR Institute covering Oklahoma City, Oklahoma (the “CPR Institute”).

(c) Selection of Arbitrator.

(i) Any arbitration conducted under this Section 13.15 shall be heard by a sole, independent arbitrator (the “Arbitrator”) qualified by his or her education, training and experience in the intrastate natural gas pipeline industry to resolve the disputed matters and shall be selected in accordance with this Section 13.15. Each Disputing Party and each proposed Arbitrator shall disclose to the other Disputing Parties any business, personal or other relationship or affiliation that may exist between such Disputing Party and such proposed Arbitrator within ten (10) Business Days following delivery of the Arbitration Notice.

(ii) The Arbitration Notice shall contain a brief description of the nature of the dispute and the name of an Arbitrator proposed by the Disputing Party. If any other Disputing Party objects for any reason to such proposed Arbitrator, it may, on or before the tenth (10 th) Business Day following delivery of the Arbitration Notice, notify all of the other Disputing Parties of such objection. All of the Disputing Parties shall attempt to agree upon a mutually acceptable Arbitrator. If they are unable to do so within seven (7) Business Days following delivery of the notice described in the immediately-preceding sentence, any Disputing Party may request the regional office of the CPR Institute to designate the Arbitrator who shall be qualified by his or her education, training and experience in the intrastate natural gas pipeline industry to resolve the disputed matters. Failing designation by the regional office of the CPR Institute, any Disputing Party may in writing request the judge of the United States District Court for the Western District of Oklahoma senior in term of service to appoint an Arbitrator qualified by his or her education, training and experience in the intrastate natural gas pipeline industry. If the Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 13.15.

(d) Conduct of Arbitration.

(i) Any arbitration hearing shall be held in Oklahoma City, Oklahoma. The Arbitrator shall fix a reasonable time and place for the hearing and shall determine the matters submitted to it pursuant to the provisions of this Agreement in a timely manner; provided, however, that if the Arbitrator shall fail to hold the hearing to determine the issue in dispute within sixty (60) days after the selection of the Arbitrator, then any Disputing Party shall have the right to require a new Arbitrator be selected under this Section 13.15.

(ii) Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power (A) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Member will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is, subject to an attorney-client or other privilege); (B) to grant injunctive relief and enforce specific performance; and (C) to issue or cause to be issued subpoenas (including subpoenas directed to third-parties) for the attendance of witnesses and for the production of books, records, documents and other evidence. Subpoenas so issued shall be served, and upon application to the court by a party or the Arbitrator, enforced, in the manner provided by law for the service and enforcement of subpoenas in a civil action; and (D) to administer oaths.

(iii) In advance of the arbitration hearing, the Disputing Parties may conduct discovery in accordance with the Delaware rules. Such discovery may include, but is not limited to, (A) the taking of oral and videotaped depositions and depositions on written questions; (B) serving interrogatories, document requests and requests for admission; and (C) any other form and/or method of discovery provided for under the Delaware rules. The Arbitrator shall order the parties to promptly exchange copies of all exhibits and witness lists, and, if requested by a party, to produce other relevant documents, to answer up to ten (10) interrogatories (including subparts), to respond to up to ten (10) requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing all witnesses that such party has listed and up to four other persons within such party’s control. Any additional discovery shall only occur by agreement of the parties or as ordered by the Arbitrator upon a finding of good cause. Any objections and/or responses to such discovery shall be due on or before fifteen (15) days after service. The Disputing Parties shall attempt in good faith to resolve any discovery disputes that may arise. If the Disputing Parties are unable to resolve any such disputes, the Disputing Parties may present their objections to the Arbitrator who shall resolve the objections in accordance with the Delaware rules. The Arbitrator may, if requested by a party, order that a trade secret or other confidential research, development or commercial information not be revealed or be revealed only in a designated way.

(iv) The Disputing Parties may also retain, with the consent of the Arbitrator, one or more experts to assist the Arbitrator in resolving the Dispute. The Disputing Parties shall identify and produce a report from any experts who will give testimony and/or evidence at the arbitration hearing. Any testifying experts identified shall be made available for deposition in advance of any arbitration hearing.

(v) The Arbitrator shall render its decision in writing within fifteen (15) days of the conclusion of the hearing. The Arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement only insofar as shall be necessary in the determination of the dispute before it, but it shall not have jurisdiction or authority to add to or alter in any way the provisions of this Agreement. The Arbitrator’s decision shall govern and shall be final, nonappealable (except to the extent provided in the Federal Arbitration Act) and binding on the Disputing Parties hereto and its written decision may be entered in any court having appropriate jurisdiction. Pending resolution of any dispute hereunder, performance by

Disputing Parties shall continue so as to maintain the status quo prior to notice of such dispute and service of notice of arbitration by any Disputing Party shall not divest a court of competent jurisdiction of the right and power to grant a decree compelling specific performance or injunctive relief in an action brought by the Disputing Parties. THE ARBITRATOR AND ANY COURT ENFORCING THE AWARD OF THE ARBITRATOR SHALL NOT HAVE THE RIGHT OR AUTHORITY TO AWARD CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES TO THE COMPANY OR ANY DISPUTING PARTIES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ALL COSTS, EXPENSES OR DAMAGES INCLUDING INDIRECT, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE AND OTHER DAMAGES PAID OR OWED TO ANY THIRD PARTY FOR WHICH A PARTY HAS A RIGHT TO RECOVER FROM THE OTHER PARTY.

(vi) The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator, shall be allocated among the Disputing Parties in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each Disputing Party shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses to one or more other Disputing Parties.

13.16 Member Trademarks. Neither the Company nor any Member shall be permitted to use any trademark owned by any other Member or its Affiliates, without the express written consent of such Member or its Affiliate or as otherwise required by Law.

13.17 Integrated Transaction. Each Member has entered into this Agreement in consideration of (a) the covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, and (b) the execution, delivery, and performance by the other Member, or an Affiliate thereof, as the case may be, of the Purchase Agreement, the Services Agreement, the Pipeline Operating Agreement, the Gathering Agreement, the Assignment of Contract Rights and the other contracts and agreements among the Parties contemplated therein and/or executed pursuant thereto (collectively, the “Other Transaction Documents”). The Parties agree that neither Member would have entered into this Agreement without the Other Transaction Documents; the consideration for entering into this Agreement forms part of the consideration for entering into the Other Transaction Documents; and in the event of the bankruptcy of either Member, this Agreement and the Other Transaction Documents must be rejected or assumed together.

13.18 Bankruptcy Stay Waiver. Each Member agrees that in the event it should become a debtor in a bankruptcy proceeding, it expressly waives the provisions of Section 362 of the Bankruptcy Code as the same pertains to this Agreement. The automatic stay shall not apply to any rights or remedies asserted by the other Member in connection with this Agreement.

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IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth in this Agreement.

MEMBERS:

GMX RESOURCES INC.

By:	/s/ Harry C. Stahel, Jr.
Harry C. Stahel, Jr.
Vice President – Finance

KINDER MORGAN ENDEAVOR LLC

By:	/s/ Duane Kokinda
Duane Kokinda
Vice President

Signature Page to Amended and Restated LLC Agreement